Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

By and Among

LANDAMERICA FINANCIAL GROUP, INC.

CTG ACQUISITION CORPORATION,

and

CAPITAL TITLE GROUP, INC.

March 28, 2006

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LIST OF EXHIBITS

Exhibit 5.7:	Form of Affiliate Letter
Exhibit 8.3:	Matters to which Squire, Sanders & Dempsey L.L.P. will opine
Exhibit 9.4:	Matters to which Williams Mullen will opine

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AGREEMENT AND PLAN OF MERGER

DISCLOSURE SCHEDULES

Disclosure Schedule 3.1(b)(i)	- Subsidiaries
Disclosure Schedule 3.1(b)(ii)(A)	- Company Insurance Subsidiaries
Disclosure Schedule 3.1(b)(ii)(B)	- Company Lender Services Subsidiaries
Disclosure Schedule 3.2	- Capitalization
Disclosure Schedule 3.3(c)	- Financial Statements; Obligations or Liabilities
Disclosure Schedule 3.3(e)	- Financial Statements; Loss Reserve Methodology
Disclosure Schedule 3.4	- Accounts and Investment Securities
Disclosure Schedule 3.6(b)	- Authority; No Violation
Disclosure Schedule 3.7(A)	- Banking Regulatory Consents
Disclosure Schedule 3.7(B)	- Insurance Regulatory Consents
Disclosure Schedule 3.7(C)	- Lender Services Regulatory Consents and Licenses
Disclosure Schedule 3.8	- Broker’s Fees
Disclosure Schedule 3.9(a)	- Absence of Certain Changes or Events
Disclosure Schedule 3.10	- Legal Proceedings; Etc.
Disclosure Schedule 3.11	- Transactions with Affiliates
Disclosure Schedule 3.12	- Taxes and Tax Returns
Disclosure Schedule 3.12(f)	- Taxes and Tax Returns
Disclosure Schedule 3.13(a)	- Employee Benefit Plans
Disclosure Schedule 3.13(g)	- Employee Benefit Plans
Disclosure Schedule 3.13(k)	- Employee Benefit Plans
Disclosure Schedule 3.13(l)	- Employee Benefit Plans
Disclosure Schedule 3.14(a)	- Title and Related Matters
Disclosure Schedule 3.14(b)	- Title and Related Matters
Disclosure Schedule 3.15(a)	- Real Estate
Disclosure Schedule 3.15(b)	- Real Estate
Disclosure Schedule 3.17	- Commitments and Contracts
Disclosure Schedule 3.17(g)	- Contract Actions
Disclosure Schedule 3.20	- Insurance
Disclosure Schedule 3.21(d)	- Labor
Disclosure Schedule 3.22	- Compliance with Laws
Disclosure Schedule 3.23	- Transactions with Management
Disclosure Schedule 3.27(a)(i)	- Intellectual Property
Disclosure Schedule 3.27(b)	- Third Party Intellectual Property
Disclosure Schedule 3.27(c)	- No Infringement
Disclosure Schedule 4.6	- Legal Proceedings, Etc.
Disclosure Schedule 5.1(b)(iv)	- Conduct of the Business of Company
Disclosure Schedule 5.1(b)(vi)	- Conduct of the Business of Company
Disclosure Schedule 5.6	- Notice of Deadlines
Disclosure Schedule 11.2(A)	- Knowledge Group – Company
Disclosure Schedule 11.2(B)	- Knowledge Group – Parent

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AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER, dated as of March 28, 2006 (this “Agreement”), by and among LANDAMERICA FINANCIAL GROUP, INC., a Virginia corporation (“Parent”), CTG ACQUISITION CORPORATION, a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”) and CAPITAL TITLE GROUP, INC., a Delaware corporation (“Company”).

RECITALS

A. The Proposed Transaction. The parties hereto intend to effect a strategic business combination through a reverse triangular merger of Merger Sub with and into Company (the “Merger”), with Company being the Surviving Corporation and, thereafter, a wholly-owned subsidiary of Parent.

B. Board Determinations. The respective boards of directors of Parent, Merger Sub and Company have each determined that the Merger and the other transactions contemplated hereby are consistent with, and will further, their respective business strategies and goals, and are in the best interests of their respective shareholders and, therefore, have approved the Merger, this Agreement, the plan of merger contained in this Agreement and the other transactions contemplated hereby, as applicable, and Parent has approved the Merger, this Agreement and the plan of merger contained in this Agreement as the sole shareholder of Merger Sub.

NOW, THEREFORE, in consideration of the premises, and of the mutual representations, warranties, covenants and agreements contained in this Agreement, the parties hereto agree as follows:

ARTICLE 1

THE MERGER

Section 1.1 Consummation of Merger; Closing Date.

(a) Subject to the provisions hereof, Merger Sub shall be merged with and into Company pursuant to the laws of the State of Delaware, and Company shall be the surviving corporation (sometimes hereinafter referred to as “Surviving Corporation” when reference is made to it after the Effective Time of the Merger). Subject to the provisions hereof, Merger Sub and Company shall file with the Delaware Secretary of State a Certificate of Merger in accordance with all applicable legal requirements. The Merger shall become effective on the date and at the time the Certificate of Merger has been accepted for filing with said Secretary of State (such time is hereinafter referred to as the “Effective Time of the Merger” or the “Effective Time”). Unless otherwise agreed upon by Parent and Company, the Effective Time of the Merger shall occur no later than the third Business Day following the later to occur of (i) the effective date (including expiration of any applicable waiting period) of the last required Consent of any Regulatory Authority having authority over the transactions contemplated under the

Merger Agreement and (ii) the date on which the shareholders of Company approve the transactions contemplated by this Agreement.

(b) The Closing shall take place at the offices of Williams Mullen at 1021 East Cary Street, Richmond, Virginia, at 10:00 a.m. (Eastern Time) on the day that the Effective Time of the Merger occurs, or such other date, time and place as the parties hereto may agree (the “Closing Date” or “Closing”). At the Closing there shall be delivered to each of the parties hereto the opinions, certificates and other documents and instruments required to be so delivered pursuant to this Agreement.

Section 1.2 Effect of Merger. At the Effective Time of the Merger, Merger Sub shall be merged with and into Company and the separate existence of Merger Sub shall cease. The Certificate of Incorporation and Bylaws of Merger Sub, as in effect on the date hereof and as otherwise amended prior to the Effective Time of the Merger, shall be the Certificate of Incorporation and the Bylaws of the Surviving Corporation until further amended as provided therein and in accordance with applicable law. The Merger shall have the effects set forth in Section 259 of the DGCL.

Section 1.3 Further Assurances. From and after the Effective Time of the Merger, as and when requested by the Surviving Corporation, the officers and directors of Company last in office shall execute and deliver or cause to be executed and delivered in the name of Company, or any of its Subsidiaries, such deeds and other instruments and take or cause to be taken such further or other actions as shall be necessary in order to vest or perfect in or confirm of record or otherwise to the Surviving Corporation title to and possession of all of the property, interests, assets, rights, privileges, immunities, powers, franchises and authority of Company and its Subsidiaries.

Section 1.4 Directors. From and after the Effective Time of the Merger, the directors of the Surviving Corporation shall be those Persons serving as directors of Merger Sub immediately prior to the Effective Time of the Merger.

ARTICLE 2

BASIS AND MANNER OF CONVERSION; MANNER OF EXCHANGE

Section 2.1 Conversion of Company Shares. At the Effective Time, by virtue of the Merger and without any action on the part of a holder of Company Shares:

(a) Each Parent Share that is issued and outstanding at the Effective Time shall remain issued and outstanding and shall remain unchanged by the Merger. Each Company Share held by Company as treasury stock or by any of its Subsidiaries prior to the Effective Time shall be cancelled, and no payment shall be made in respect thereof.

(b) Subject to Sections 2.1(a), 2.1(c), 2.1(e), 2.2, 2.3, 2.5 and 2.6, each Company Share issued and outstanding immediately before the Effective Time shall be converted into, and shall be canceled in exchange for, the right to receive, at the election of the holder thereof:

(i) a fraction, rounded to the nearest one thousandth, of a Parent Share equal to “A” divided by “B” where “A” shall equal $8.00 and where “B” shall equal the Parent Average Price as of the date of this Agreement (the “Exchange Ratio”); provided, however, if the Parent Average Price as of the Effective Time multiplied by the Exchange Ratio (the “Effective Time Stock Value”) is: (A) more than $8.25, then the Exchange Ratio shall be adjusted so that the Effective Time Stock Value shall equal $8.25; or (B) less than $7.75, then the Exchange Ratio shall be adjusted so that the Effective Time Stock Value shall equal $7.75 (the “Per Share Stock Consideration”); or

(ii) cash in the amount of $8.00 (the “Per Share Cash Consideration”).

(c) Notwithstanding anything in this Agreement to the contrary, the aggregate Merger Consideration shall be composed of 20% Parent Shares and 80% cash (the “Consideration Mix”); provided, however, (x) Company may terminate this Agreement if the Parent Average Price as of the Effective Time is equal to or less than 85% of the Parent Average Price as of the date of this Agreement, unless (i) Parent and Company mutually agree to alter the Consideration Mix or (ii) Parent elects to pay 100% of the Merger Consideration in cash, and (y) Parent may elect to pay 100% of the Merger Consideration in cash if the Parent Average Price as of the Effective Time is equal to or less than 85% of the Parent Average Price as of the date of this Agreement.

(d) After determining the aggregate amount of Merger Consideration in accordance with Sections 2(b) and (c), a determination shall be made as to the total amount of cash to be paid as Merger Consideration, excluding amounts deposited for Dissenting Shares pursuant to Section 2.4(a) (the “Aggregate Cash Consideration”) and the total number of Parent Shares to be paid as Merger Consideration (the “Aggregate Stock Consideration”).

(e) In the event the number of outstanding Company Shares on a fully-diluted basis immediately before the Effective Time exceeds the number of outstanding Company Shares on a fully-diluted basis specified in Section 3.2, then the dollar amounts specified in Section 2.1(b)(i) and (ii) shall be adjusted by multiplying such dollar amounts by a fraction, the numerator of which shall be the number of outstanding Company Shares on a fully-diluted basis specified in Section 3.2 and the denominator of which shall be the number of outstanding Company Shares on a fully-diluted basis immediately before the Effective Time.

Section 2.2 Election and Allocation Procedures.

(a) Subject to the allocation and election procedures set forth in this Section 2.2, each record holder (or beneficial owner through appropriate and customary documentation and instructions) of Company Shares immediately prior to the Effective Time shall be entitled (i) to elect to receive the Merger Consideration in respect of each such Company Share entirely in cash (a “Cash Election”), (ii) to elect to receive the Merger Consideration in respect of each such Company Share entirely in Parent Shares (a “Stock Election”), or (iii) to indicate that such record holder has no preference as to the receipt of cash or Parent Shares with respect to such holder’s Company Shares (a “Non-Election”; and any Cash Election, Stock Election or Non-Election shall be referred to herein as an “Election”); provided, however, that no holder of Dissenting Shares shall be entitled to make an Election. All such Elections shall be made on a form furnished by Parent for that purpose (a “Form of Election”) and reasonably satisfactory to Company. If more than one certificate which immediately prior to the Effective Time represented outstanding Company Shares (a “Certificate”) shall be surrendered in accordance with Section 2.2(f) hereof for the account of the same holder, the number of Parent Shares, if any, to be issued to such holder in exchange for the Certificates which have been surrendered in accordance with Section 2.2(f) hereof shall be computed on the basis of the aggregate number of Company Shares represented by all of the Certificates surrendered for the account of such holder. Holders of record of Company Shares who hold such Company Shares as nominees, trustees or in other representative capacities may submit multiple Forms of Election, provided that such nominee, trustee or representative certifies that each such Form of Election covers all Company Shares held for a particular beneficial owner.

(b) If the aggregate number of Company Shares with respect to which Cash Elections have been made exceeds the aggregate number of Company Shares that may be converted into the right to receive the Aggregate Cash Consideration (the “Aggregate Cash Shares”), then:

(i) each Company Share with respect to which a Stock Election shall have been made shall be converted into the right to receive the Per Share Stock Consideration;

(ii) each Company Share with respect to which a Non-Election shall have been made (or deemed to have been made) shall be converted into the right to receive the Per Share Stock Consideration; and

(iii) each Company Share with respect to which a Cash Election shall have been made shall be converted into the right to receive: (x) the amount in cash, without interest, equal to the product of (A) the Per Share Cash Consideration and (B) a fraction (the “Cash Fraction”), the numerator of which shall be the Aggregate Cash Shares, and the denominator of which shall be the aggregate number of Company Shares with respect to which Cash Elections shall have been made, and (y) the number of Parent Shares equal to the product of (A) the Per Share Stock Consideration and (B) a fraction equal to one minus the Cash Fraction.

(c) If the aggregate number of Company Shares with respect to which Stock Elections have been made exceeds the aggregate number of Company Shares that may be converted into the right to receive the Aggregate Stock Consideration (the “Aggregate Stock Shares”), then:

(i) each Company Share with respect to which a Cash Election shall have been made shall be converted into the right to receive the Per Share Cash Consideration;

(ii) each Company Share with respect to which a Non-Election shall have been made (or deemed to have been made) shall be converted into the right to receive the Per Share Cash Consideration; and

(iii) each Company Share with respect to which a Stock Election shall have been made shall be converted into the right to receive: (x) the number of Parent Shares equal to the product of (A) the Per Share Stock Consideration and (B) a fraction (the “Stock Fraction”), the numerator of which shall be the Aggregate Stock Shares, and the denominator of which shall be the aggregate number of Company Shares with respect to which Stock Elections shall have been made, and (y) the amount in cash, without interest, equal to the product of (A) the Per Share Cash Consideration and (B) a fraction equal to one minus the Stock Fraction.

(d) In the event that neither Section 2.2(b) nor Section 2.2(c) is applicable, then:

(i) each Company Share with respect to which a Cash Election shall have been made shall be converted into the right to receive the Per Share Cash Consideration;

(ii) each Company Common Share with respect to which a Stock Election shall have been made shall be converted into the right to receive the Per Share Stock Consideration; and

(iii) each Company Common Share with respect to which a Non-Election shall have been made (or deemed to have been made) (the “Non-Electing Shares”), if any, shall be converted into the right to receive: (x) an amount in cash, without interest, equal to the product of (A) the Per Share Cash Consideration and (B) a fraction (the “Non-Election Fraction”), the numerator of which shall be the excess of (1) the Aggregate Cash Shares over (2) the sum of the aggregate number of Company Shares with respect to which a Cash Election shall have been made, and the denominator of which shall be the excess of (1) the aggregate number of shares of Company Stock outstanding immediately prior to the Effective Time (other than Dissenting Shares and shares to be cancelled in accordance with Section 2.1(a)) over (2) the sum of the aggregate number of Company Shares with respect to which a Cash Election and a Stock Election shall have been made; and (y) the number of Parent Shares equal to the product of (A) the Per Share Stock Consideration and (B) a fraction equal to one minus the Non-Election Fraction.

(e) A Form of Election and a letter of transmittal shall be included with or mailed contemporaneously with each copy of the Proxy Statement mailed to stockholders of Company in connection with the Company Shareholders’ Meeting (as hereinafter defined). Parent and Company shall each use its reasonable best efforts to mail or otherwise make available the Form of Election and a letter of transmittal to all persons who become holders of Company Shares during the period between the record date for Company Shareholders’ Meeting and the Effective Time.

(f) Elections shall be made by holders of Company Shares by delivering the Form of Election to the Exchange Agent (as hereinafter defined). To be effective, a Form of Election must be properly completed, signed and submitted to and received by the Exchange

Agent by no later than 5:00 p.m. (Eastern Standard) on the date that is five (5) Business Days following the Effective Time (the “Election Deadline”), and accompanied by (1)(x) the Certificates representing Company Shares as to which the election is being made or (y) an appropriate guarantee of delivery of such Certificates as set forth in such Form of Election from a firm which is a member of a registered national securities exchange or of the NASDAQ or a commercial bank or trust company having an office or correspondent in the United States, provided such Certificates are in fact delivered to the Exchange Agent within three NYSE trading days after the date of execution of such guarantee of delivery (a “Guarantee of Delivery”), (2) a properly completed and signed letter of transmittal and (3) if applicable, a properly completed and signed affiliate letter in the form of Exhibit 5.7. Failure to deliver Certificates covered by any Guarantee of Delivery within three NYSE trading days after the date of execution of such Guarantee of Delivery shall be deemed to invalidate any otherwise properly made Cash Election or Stock Election. Parent will have the discretion, which it may delegate in whole or in part to the Exchange Agent, to determine whether Forms of Election have been properly completed, signed and submitted or revoked and to disregard immaterial defects in Forms of Election. The good faith decision of Parent (or the Exchange Agent) in such matters shall be conclusive and binding. Neither Parent nor the Exchange Agent will be under any obligation to notify any person of any defect in a Form of Election submitted to the Exchange Agent. A Form of Election with respect to Dissenting Shares shall not be valid. The Exchange Agent shall also make all computations contemplated by Sections 2.2(b), 2.2(c) and 2.2(d) above and all such computations shall be conclusive and binding on the holders of Company Shares in the absence of manifest error. Any Form of Election may be changed or revoked prior to the Election Deadline. In the event a Form of Election is revoked prior to the Election Deadline, Parent shall, or shall cause the Exchange Agent to, cause the Certificates representing Company Shares covered by such Form of Election to be promptly returned without charge to the Person submitting the Form of Election upon written request to that effect from such Person.

(g) For the purposes hereof, a holder of Company Shares who does not submit a Form of Election which is received by the Exchange Agent prior to the Election Deadline (including a holder who submits and then revokes his or her Form of Election and does not resubmit a Form of Election which is timely received by the Exchange Agent), or who submits a Form of Election without the other documents required by Section 2.2(f), shall be deemed to have made a Non-Election. Holders of Dissenting Shares shall not be entitled to make an Election and shall not be deemed to have made a Non-Election; the rights of such holders of Dissenting Shares shall be determined in accordance with Section 262 of the DGCL and as provided in Section 2.6 hereof. If any Form of Election is defective in any manner such that the Exchange Agent cannot reasonably determine the election preference of the stockholder submitting such Form of Election, the purported Cash Election or Stock Election set forth therein shall be deemed to be of no force and effect and the stockholder making such purported Cash Election or Stock Election shall, for purposes hereof, be deemed to have made a Non-Election.

Section 2.3 Fractional Shares; Adjustment.

(a) No certificate or scrip representing fractional Parent Shares shall be issued upon the surrender for exchange of Certificates, and such fractional share interests will not entitle the owner thereof to vote or to any other rights of a stockholder of Parent.

Notwithstanding any other provision of this Agreement, each holder of Company Shares exchanged pursuant to the Merger who would otherwise have been entitled to receive a fraction of a Parent Share (after taking into account all Certificates delivered by such holder) shall receive, in lieu thereof, cash (without interest) in an amount equal to such fractional part of a Parent Share multiplied by the Parent Average Price at the Effective Time.

(b) If at any time during the period between the date hereof and the Effective Time, any change in the outstanding shares of capital stock of Parent or securities convertible, exercisable or exchangeable into capital stock of Parent shall occur, including by reason of any reclassification, recapitalization, stock split or combination, exchange or readjustment of shares, or any dividend or distribution thereon (other than regular quarterly cash dividends, the grant of capital stock or securities convertible, exercisable or exchangeable into capital stock of Parent pursuant to any equity compensation plan or arrangement of Parent, or the conversion, exercise or exchange of securities in the capital stock of Parent pursuant to the terms and conditions of any security of Parent issued and outstanding as set forth Parent’s most recent 10-K) or a record date with respect to any of the foregoing shall occur during such period, the number of Parent Shares constituting part of the Merger Consideration shall be appropriately adjusted to provide to the holders of the Parent Shares and Company Shares the same economic effect as contemplated by this Agreement prior to the consummation of such event.

Section 2.4 Exchange of Certificates.

(a) Exchange Agent. Parent shall designate Computershare Trust Company, N.A. (formerly EquiServe Trust Company, N.A.), or such other company as Parent and Company may mutually agree, to act as the exchange agent (the “Exchange Agent”) for purposes of conducting the election procedure and the exchange procedure described in this Article 2. At or immediately prior to the Effective Time, (i) Parent shall deposit with the Exchange Agent, for exchange or payment in accordance with this Section 2.4, through the Exchange Agent, (A) certificates evidencing the total number of Parent Shares to be issued in the Merger, (B) the Aggregate Cash Consideration, less the amount deposited pursuant to Section 2.4(a)(ii), (C) any cash necessary to pay amounts due pursuant to Section 2.3(a) and (D) the Per Share Cash Consideration amount for each Dissenting Share and (ii) Company shall deposit with the Exchange Agent all monies received by it after the date of this Agreement and prior to the Effective Time due to the exercise of the Company Options and the Company Warrants (such certificates for Parent Shares and such cash being hereinafter referred to as the “Exchange Fund”). The Exchange Agent shall, pursuant to irrevocable instructions in accordance with this Article II, deliver the Parent Shares and cash contemplated to be issued pursuant to this Article II out of the Exchange Fund. Except as contemplated by Section 2.4(e), Section 2.4(f) or Section 2.7 hereof, the Exchange Fund shall not be used for any other purpose.

(b) Exchange Procedures. Upon surrender of a Certificate to the Exchange Agent together with a duly executed letter of transmittal prior to the Election Deadline, the holder of such Certificate shall be entitled to receive promptly, but in no event later than fifteen (15) Business Days following the Effective Time in exchange therefor a certificate representing that number of whole Parent Shares and/or cash which such holder has the right to receive pursuant to the provisions of this Article II (after giving effect to any required withholding tax).

Until surrendered as contemplated by Section 2.2(f), each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration and unpaid dividends and distributions thereon, if any, as provided in this Article II. If any portion of the Merger Consideration is to be paid to a Person other than the Person in whose name the Certificate is registered, it shall be a condition to such payment that the Certificate so surrendered shall be properly endorsed or otherwise be in proper form for transfer and that the Person requesting such payment shall pay to the Exchange Agent any transfer or other taxes required as a result of such payment to a Person other than the registered holder of such Certificate or establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such Person of a bond, in such reasonable amount as Parent may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will deliver, in exchange for such lost, stolen or destroyed Certificate, the proper amount of the Merger Consideration as if such Certificates were properly surrendered in accordance herewith, together with any unpaid dividends and distributions on any such Parent Shares, as contemplated by this Article II and such Certificate shall thereafter be deemed to have been properly surrendered for all purposes hereunder.

(c) Distributions with Respect to Unexchanged Shares. Whenever a dividend or other distribution is declared by Parent in respect of the Parent Shares, the record date for which is at or after the Effective Time, that declaration shall include dividends or other distributions in respect of all Parent Shares issuable pursuant to this Agreement. No dividends or other distributions declared or made after the Effective Time with respect to Parent Shares constituting part of the Merger Consideration shall be paid to the holder of any unsurrendered Certificate, and no cash payment in lieu of fractional shares shall be paid to any such holder, until such Certificate is surrendered as provided in this Section 2.4. Following such surrender, there shall be paid, without interest, to the Person in whose name the Parent Shares have been registered (i) at the time of such surrender, the amount of dividends or other distributions with a record date at or after the Effective Time previously paid or payable on the date of such surrender with respect to such whole Parent Shares, less the amount of any withholding taxes that may be required thereon, and (ii) at the appropriate payment date subsequent to surrender, the amount of dividends or other distributions with a record date at or after the Effective Time but prior to surrender and a payment date subsequent to surrender payable with respect to such whole Parent Shares, less the amount of any withholding taxes which may be required thereon.

(d) No Further Ownership Rights in Company Shares. As of the Effective Time, all Company Shares shall automatically be cancelled and retired and shall cease to exist, and each holder of a Certificate representing any such Company Shares shall cease to have any rights with respect thereto, except the right to receive, upon surrender of such Certificate, the Merger Consideration subject, however, to Company’s obligation to pay any dividends set forth on Disclosure Schedule 3.9(a) that are declared in accordance therewith before the Effective Time. As of the Effective Time, the stock transfer books of Company shall be closed and there shall be no further registration of transfers on Company’s stock transfer books of Company Shares outstanding immediately prior to the Effective Time. If, after the Effective Time,

Certificates are presented to the Parent for any reason, they shall be cancelled and exchanged as provided in this Section 2.4.

(e) Return of Merger Consideration. Upon demand by Parent, the Exchange Agent shall deliver to Parent any portion of the Merger Consideration deposited with the Exchange Agent pursuant to this Section 2.4 that remains undistributed to holders of Company Shares one year after the Effective Time. Holders of Certificates who have not complied with this Section 2.4 prior to such demand shall thereafter look only to Parent for payment of any claim to the Merger Consideration and dividends or distributions, if any, in respect thereof.

(f) Withholding Rights. Parent shall be entitled to deduct and withhold from the Merger Consideration and amounts payable pursuant to the Company Options and the Company Warrants (and any dividends or distributions thereon) otherwise payable hereunder to any Person such amounts as it is required to deduct and withhold with respect to the making of such payment under any provision of federal, state, local or foreign income tax law. To the extent that Parent so withholds those amounts and pays such amounts over to the applicable taxing authorities, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of Company Shares in respect of which such deduction and withholding was made by Parent.

Section 2.5 Company Stock Options and Warrants.

(a) As of the Effective Time, all rights with respect to Company Shares issuable pursuant to the exercise of the Company Options and the Company Warrants, which are outstanding and not exercised immediately prior to the Effective Time of the Merger, shall expire and be canceled as of the Effective Time without any action on the part of the holder thereof and no consideration paid therefor.

(b) Prior to the Effective Time, the Company shall take all reasonable actions that are necessary or appropriate to give effect to the transactions contemplated by Section 2.5(a). Without in any manner limiting the foregoing sentence, prior to the Effective Time, the Company shall procure from each holder of Company Options and Company Warrants, and shall deliver to Parent at the Closing, to the extent required by the terms of the applicable Company Options and Company Warrants to give effect to the transactions contemplated by this Agreement, an executed acknowledgment of the treatment and disposition of such holder’s Company Options and Company Warrants and that each such holder of Company Options and Company Warrants no longer has any rights under any such Company Option or Company Warrant.

Section 2.6 Shares of Dissenting Shareholders.

(a) Notwithstanding anything in this Agreement to the contrary, any Company Shares that are outstanding immediately prior to the Effective Time and that are held by stockholders who shall not have voted in favor of the Merger and who shall have demanded properly in writing appraisal of such shares in accordance with Section 262 of the DGCL and who object to the Merger and comply with all provisions of the DGCL concerning the right of such person to dissent from the Merger and demand appraisal of such shares (collectively, the “Dissenting Shares”) shall not be converted into or represent the right to receive the Merger Consideration. Such stockholders shall be entitled to receive the amounts determined in accordance with the provisions of such Section 262. If, after the Effective Time, any such holder effectively withdraws the demand for appraisal or fails to preserve such right to appraisal, in either case pursuant to the DGCL, such Dissenting Shares shall thereupon be deemed to have been converted into and to have become exchangeable for, as of the Effective Time, the right to receive, without any interest thereon, the Per Share Cash Consideration.

(b) Any payments relating to Dissenting Shares shall be made solely by the Surviving Corporation from amounts set aside pursuant to Section 2.4(a)(i)(D) or from other sources, and Company shall not make any payment with respect to, or settle or offer to settle with, the holders of Dissenting Shares without the prior consent of Parent. Company shall give Parent prompt notice of any demands received by Company for the payment of fair value for Dissenting Shares, and Parent shall have the right to direct all negotiations and proceedings with respect to Dissenting Shares.

Section 2.7 Laws of Escheat. If any of the consideration due or other payments to be paid or delivered to the holders of Company Shares is not paid or delivered within the time period specified by any applicable laws concerning abandoned property, escheat or similar laws, and if such failure to pay or deliver such consideration occurs or arises out of the fact that such property is not claimed by the proper owner thereof, Parent shall be entitled to dispose of any such consideration or other payments in accordance with applicable laws concerning abandoned property, escheat or similar laws. Any other provision of this Agreement notwithstanding, none of Company, Parent, Merger Sub, the Exchange Agent, nor any other Person acting on their behalf shall be liable to a holder of Company Shares for any amount paid or property delivered in good faith to a public official pursuant to and in accordance with any applicable abandoned property, escheat or similar law.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF COMPANY

Company, on behalf of itself and each of its Subsidiaries, hereby represents and warrants to Merger Sub and Parent as follows as of the date hereof and as of all times up to and including the Effective Time of the Merger (except as otherwise provided):

Section 3.1 Corporate Organization.

(a) Company.

(i) Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Company has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as such business is now being conducted, and Company is duly licensed or qualified to do business in Arizona and in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets leased by it makes such licensing or qualification necessary. True and correct copies of the Certificate of Incorporation and the Bylaws of Company, each as amended to the date hereof, have been delivered to Parent.

(ii) Company has in effect all federal, state, local and foreign governmental, regulatory and other authorizations, permits and licenses necessary for it to own or lease its properties and assets and to carry on its business as now conducted.

(iii) Neither Company nor any of its Subsidiaries owns any capital stock of any Person, or has any interest in any partnership or joint venture except as set forth in Disclosure Schedule 3.1(b)(i).

(iv) The minute books of Company contain complete and accurate records in all material respects of all meetings and other corporate actions held or taken by their respective shareholders and Boards of Directors (including all committees thereof). True and correct copies of the minute books of Company have been delivered to Parent.

(b) Subsidiaries.

(i) Disclosure Schedule 3.1(b)(i) lists each Subsidiary of Company and the owner(s) and percentage ownership of each Subsidiary disclosed thereon. Each Subsidiary of Company is a corporation duly incorporated or an entity duly organized, and is validly existing and in good standing, under the laws of its jurisdiction of incorporation or organization, has all powers and authority and all material licenses, authorizations, consents and approvals required by each Governmental Authority to carry on its business as now conducted and is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary. True and correct copies of the Certificate of Incorporation and the Bylaws of each Subsidiary of Company, each as amended to the date hereof, have been delivered to Parent.

(ii) Company conducts its insurance operations through certain of the Subsidiaries listed and identified as such on Disclosure Schedule 3.1(b)(ii)(A) (collectively, the “Company Insurance Subsidiaries”). Each of the Company Insurance Subsidiaries is, where required, (A) duly licensed or authorized as an insurance company in its jurisdiction of incorporation, (B) duly licensed or authorized as an insurance company in each other jurisdiction where it is required to be so licensed, authorized or eligible, and (C) duly authorized or eligible in its jurisdiction of incorporation and each other applicable jurisdiction to write each line of business reported as being written in the Company Statutory Financial Statements. Company has made all required filings under applicable insurance holding company statutes. Company conducts its lender services operations through certain of the Subsidiaries listed and identified as such on Disclosure Schedule 3.1(b)(ii)(B) (collectively, the “Company Lender Services Subsidiaries”). Each of the Company Lender Services Subsidiaries is, where required, (i) duly licensed or authorized to provide its services in its jurisdiction of incorporation and (ii) duly licensed or authorized to provide its services in each other jurisdiction where it is required to be so licensed, authorized or eligible. Company has made all required filings under applicable statutes that concern the lender services provided by each Company Lender Services Subsidiary.

(iii) All of the outstanding shares of capital stock of, or other ownership interest in, each Subsidiary of Company has been validly issued and is fully paid and nonassessable. All of the outstanding capital stock of, or other ownership interest, which is owned, directly or indirectly, by Company, in each of its Subsidiaries is owned free and clear of any lien and free of any other limitation or restriction (including any limitation or restriction on the right to vote, sell or otherwise dispose of such capital stock or other ownership interests). There are no outstanding (A) securities of Company or any of its Subsidiaries convertible into or exchangeable or exercisable for shares of capital stock or other voting securities or ownership interests in any of its Subsidiaries, (B) options, warrants or other rights to acquire from Company or any of its Subsidiaries, and no other obligation of Company or any of its Subsidiaries to issue, any capital stock, voting securities or other ownership interests in, or any securities convertible into or exchangeable or exercisable for any capital stock, voting securities or ownership interests in, any of its Subsidiaries or (C) obligations of Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any outstanding securities of any of its Subsidiaries or any capital stock of, or other ownership interests in, any of its Subsidiaries.

(iv) The minute books of each Subsidiary of Company contain complete and accurate records in all material respects of all meetings and other corporate actions held or taken by their respective shareholders and Boards of Directors (including all committees thereof). True and correct copies of the minute books of each Subsidiary of Company have been delivered to Parent.

Section 3.2 Capitalization. The authorized capital stock of Company consists of 50,000,000 Company Shares, $.001 par value, of which 29,477,834 Company Shares are issued and outstanding as of the date hereof (none of which is held in the treasury of Company) and 10,000,000 shares of preferred stock, $.001 par value, none of which are issued and outstanding (the “Series A Cumulative Preferred Stock”). All of the issued and outstanding Company Shares have been duly authorized and validly issued and all such shares are fully paid and nonassessable. As of the date hereof, there are no outstanding options, warrants, commitments, or other rights or instruments to purchase or acquire any Company Shares, or any securities or rights convertible into or exchangeable for Company Shares, except for (i) warrants for the purchase of 589,852 Company Shares awarded pursuant to the 2004 private offering to which the Company’s registration statement No. 333-115864 relates (the “Company Warrants”) and (ii) options for the purchase of: (A) 3,033,077 Company Shares granted under the Company’s 1996 Stock Option Plan, (B) 260,000 Company Shares under the Non-Employee Directors Stock Option Plan and (C) 150,000 Company Shares granted under the Miller Agreements (the “Company Options”) (each such plan and/or arrangement is described in more detail in Disclosure Schedule 3.2). As of the date hereof, there are no outstanding bonds, debentures, notes or other indebtedness having the right to vote on any matters on which shareholders may vote. As of the date hereof, there are 33,510,763 Company Shares outstanding on a fully-diluted basis.

Section 3.3 Financial Statements; Filings.

(a) The financial statements of Company and its Subsidiaries as of and for the years ended December 31, 2003, December 31, 2004, and December 31, 2005, and for each subsequent calendar quarter (or other reporting period) or year of Company (the “Financial Statements of Company”) have been or will be prepared in accordance with generally accepted accounting principles, consistently applied during the periods involved, except as otherwise noted therein, and the books and records of Company, and its Subsidiaries, have been, are being, and will be maintained in accordance with applicable legal and accounting requirements and reflect only actual transactions. Each of the Financial Statements of Company (including the related notes, where applicable) fairly present or will fairly present in all material respects the financial position of Company and its Subsidiaries, as applicable, as of the respective dates thereof and fairly present or will fairly present in all material respects the results of operations of Company and its Subsidiaries, as applicable, for the respective periods therein set forth, subject to normal year end audit adjustments in the case of quarterly unaudited statements.

(b) Company has delivered or made available to Parent all reports and filings made or required to be made by Company or any of its Subsidiaries with the Regulatory Authorities, and will from time to time hereafter furnish, upon filing or furnishing the same to the Regulatory Authorities, all such reports and filings made after the date hereof with the Regulatory Authorities. As of the respective dates of such reports and filings, all such reports and filings did not and shall not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

(c) Except as set forth in Disclosure Schedule 3.3(c), since December 31, 2005, neither Company nor any of its Subsidiaries has incurred any obligation or liability (contingent or otherwise), except obligations and liabilities (i) which are accrued or reserved against in the Financial Statements of Company, or reflected in the notes thereto, or (ii) which were incurred after December 31, 2005, in the ordinary course of business consistent with past practices. Since December 31, 2005, neither Company nor any of its Subsidiaries has incurred or paid any obligation or liability which would be material to the Condition of Company, except as may have been incurred or paid in the ordinary course of business, consistent with past practices.

(d) Company has made available to Parent true and complete copies of the Annual Convention Statement on NAIC Form 9 for the years ended December 31, 2005, 2004 and 2003 of each of the Company Insurance Subsidiaries as filed with the applicable insurance regulatory authorities, including all exhibits, interrogatories, notes, schedules and any actuarial opinions, affirmations or certifications or other supporting documents filed in connection therewith (collectively, the “Company Statutory Financial Statements”). The Company Statutory Financial Statements fairly present in all material respects, in conformity with statutory accounting practices prescribed or permitted by the applicable insurance regulatory authority applied on a consistent basis, the statutory financial position of such Company Insurance Subsidiaries as at the respective dates thereof and the results of operations of such Subsidiaries for the respective periods then ended. The Company Statutory Financial Statements complied in all material respects with all applicable laws, rules and regulations when filed, and no material deficiency has been asserted with respect to any Company Statutory Financial Statements by the applicable insurance regulatory body or any other governmental agency or body. The annual statutory balance sheets and income statements included in the Company Statutory Financial Statements have been audited by KPMG LLP, and Company has delivered or made available to Parent true and complete copies of all audit opinions related thereto.

(e) Disclosure Schedule 3.3(e) sets forth a description of Company’s method or methods for providing title insurance loss reserves on the Financial Statements of Company and on the Company Statutory Financial Statements.

Section 3.4 Accounts and Investment Securities. Except as disclosed in Disclosure Schedule 3.4, each bank account or similar account for the deposit of cash or securities maintained or utilized by Company or its Subsidiaries is: (i) wholly owned by Company or such Subsidiary; (ii) reconciled to the bank statements Company or respective Subsidiary on a regular and timely basis in accordance with reasonably prudent business practices; and (iii) to the extent such Company or Subsidiary accounts in the aggregate hold monies or securities in an escrow or trust capacity, contain in the aggregate a balance sufficient to meet in the aggregate as required all escrow and trust obligations of Company and, as appropriate, its Subsidiaries to which such monies or securities relate. Company’s and its Subsidiaries’, as appropriate, general accounts contain a balance sufficient to meet its obligations to its underwriters as of the Closing Date. The ownership by Company and each of its Subsidiaries of stocks, bonds and other securities complies in all material respects with all applicable insurance and trust laws and regulations. Company and its Subsidiaries have good and valid title to all such investment securities shown as Company or Subsidiary assets in the Financial Statements of the Company (unless disposed of in the ordinary course of business thereafter), free and clear of all liens except for restrictions in respect of deposits, statutory premium reserve requirements and statutory pledges with state regulatory authorities disclosed in the Financial Statements of the Company.

Section 3.5 Accounts Receivable. All accounts receivable of Company and its Subsidiaries that are reflected on the Financial Statements of Company represent valid obligations arising from services actually performed by Company or one of its Subsidiaries in the ordinary course of business, net of any applicable allowance for doubtful accounts.

Section 3.6 Authority; No Violation.

(a) Company has full corporate power and authority to execute and deliver this Agreement and, subject to the approval of the shareholders of Company and to the receipt of the Consents of the Regulatory Authorities, to consummate the transactions contemplated hereby. The Board of Directors of Company has duly and validly approved this Agreement and the transactions contemplated hereby, has authorized the execution and delivery of this Agreement, has directed that this Agreement, the Certificate of Merger and the transactions contemplated hereby be submitted to Company’s shareholders for approval at a meeting of such shareholders and, except for the approval of such Agreement by its shareholders, no other corporate proceeding on the part of Company, or any of its Subsidiaries, is necessary to consummate the transactions so contemplated. This Agreement, when duly and validly executed by Company and delivered by Company (and assuming due authorization, execution and delivery by Parent and Merger Sub), will constitute a valid and binding obligation of Company and will be enforceable against Company in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought. The Board of Directors of Company, by resolutions duly adopted by unanimous vote of the Board of Directors of Company (the “Company Board Approval”), has (i) determined that this Agreement and the transactions contemplated hereby are fair to and in the best interests of Company and its shareholders and declared the Merger to be advisable, (ii) approved this Agreement and the transactions contemplated hereby, and (iii) recommended that the shareholders of Company approve this Agreement and directed that such matter be submitted for consideration by Company shareholders at the Company Shareholders’ Meeting.

(b) Except as set forth in Disclosure Schedule 3.6(b), neither the execution and delivery of this Agreement by Company nor the consummation by Company of the transactions contemplated hereby, nor compliance by Company, or any of its Subsidiaries, with any of the terms or provisions hereof, will (i) violate any provision of the Certificate of Incorporation or Bylaws of Company or any of its Subsidiaries, (ii) assuming that the Consents of the Regulatory Authorities and approvals referred to herein are duly obtained (including, but not limited to, satisfaction of the requirements of the HSR Act), violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Company or any of its Subsidiaries, or (iii) violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of, accelerate the performance required by or result in the creation of any lien, security interest, charge or other encumbrance upon any of the respective properties or assets of Company or any of its Subsidiaries under, any of the terms, conditions or provisions of any material note, bond, mortgage, indenture, deed of trust, license, permit, lease, agreement or other instrument or obligation to which Company or any of its Subsidiaries is a party, or by which any of them or any of their respective properties or assets may be bound or affected.

Section 3.7 Consents and Approvals. Except for (i) the filing with the SEC of a Proxy Statement in definitive form relating to the meeting of Company’s shareholders to be held in connection with this Agreement and the transactions contemplated by this Agreement (the “Proxy Statement”), (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL, (iii) any consents, authorizations, approvals, filings or exemptions in connection with compliance with the rules and regulations of any applicable industry self-regulatory organization (“SRO”), and the rules of the NASDAQ, or that are required under insurance industry regulations and other similar laws, (iv) filings required under the HSR Act, (v) the regulatory consents, approvals and clearances from banking regulatory Governmental Authorities set forth on Disclosure Schedule 3.7(A) (the “Banking Regulatory Consents”), (vi) the regulatory consents, approvals and clearances from insurance regulatory Governmental Authorities set forth on Disclosure Schedule 3.7(B) (the “Insurance Regulatory Consents”), (vii) the regulatory consents, approvals, clearances and licenses from lender services regulatory Governmental Authorities set forth on Disclosure Schedule 3.7(C) (the “Lender

Services Regulatory Consents and Licenses”), or (viii) such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings the failure of which to be obtained or made would not, individually or in the aggregate, have or be reasonably likely to have a material adverse effect on the ability of Company and its Subsidiaries to perform their obligations under this Agreement or consummate the transactions contemplated hereby no consents or approvals of or filings or registrations with any Governmental Authority are necessary to be obtained or made by Company or any of its Subsidiaries in connection with the consummation by Company of the Merger and the other transactions contemplated by this Agreement. No consents or approvals of or filings or registrations with any Governmental Authority are necessary in connection with the execution and delivery by Company of this Agreement.

Section 3.8 Broker’s Fees. Except for Miller Capital Markets, LLC, whose engagement letter is attached as Disclosure Schedule 3.8, neither Company, nor any of its Subsidiaries, nor any of their respective officers or directors, has employed any broker or finder or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with any of the transactions contemplated by this Agreement.

Section 3.9 Absence of Certain Changes or Events.

(a) Since December 31, 2005, except as set forth on Disclosure Schedule 3.9(a) or as disclosed in the Company annual report on Form 10-K filed on March 27, 2006, there has not been (i) any declaration, payment or setting aside of any dividend or distribution (whether in cash, stock or property) in respect of Company Shares or (ii) any event, change or occurrence with respect to Company that individually or in the aggregate has had or would reasonably be expected to have a Material Adverse Effect on Company, including, without limitation any change in the administration or supervisory standing or rating of Company with any Regulatory Authority, and no fact or condition exists as of the date hereof which might reasonably be expected to cause any such event, change or occurrence in the future.

(b) Since December 31, 2005 through and including the date of this Agreement, Company and its Subsidiaries have carried on their business in all material respects in the ordinary course of business consistent with its past practice.

Section 3.10 Legal Proceedings; Etc. Except as set forth in Disclosure Schedule 3.10 and except for title insurance, escrow or reinsurance Actions in the ordinary course of business, neither Company nor any of its Subsidiaries is a party to any, and there are no pending or, to the Knowledge of Company, threatened, judicial, administrative, arbitral or other proceedings, claims, actions, causes of action or governmental investigations against Company or any of its Subsidiaries challenging the validity of the transactions contemplated by this Agreement and, to the Knowledge of Company as of the date hereof, there is no proceeding, claim, action or governmental investigation against Company or any of its Subsidiaries; no judgment, decree, injunction, rule or order of any court, governmental department, commission, agency, instrumentality or arbitrator is outstanding against Company or any of its Subsidiaries; there is no default by Company or any of its Subsidiaries under any material contract or agreement to which Company or any of its Subsidiaries is a party; and neither Company nor any of its Subsidiaries is a party to any agreement, order or memorandum in writing by or with any

Regulatory Authority restricting the operations of Company or any of its Subsidiaries and neither Company nor any of its Subsidiaries has been advised by any Regulatory Authority that any such Regulatory Authority is contemplating issuing or requesting the issuance of any such order or memorandum in the future.

Section 3.11 Transactions with Affiliates. Except as disclosed in Company’s most recent Form 10-K filed with the SEC or as set forth on Disclosure Schedule 3.11, none of Company nor any of its Affiliates is an officer, director, employee, consultant, distributor, supplier or vendor of, or is a party to any contract with, Company or any of its Subsidiaries that would be required to be disclosed in a proxy statement filed by Company pursuant to the Exchange Act.

Section 3.12 Taxes and Tax Returns.

(a) Company has made available to Parent copies of the federal, state and local income tax returns of Company and its Subsidiaries for the years 2002, 2003 and 2004 and all schedules and exhibits thereto, and such returns have not been examined by the Internal Revenue Service or any other taxing authority. Except as reflected in Disclosure Schedule 3.12, Company and its Subsidiaries have duly filed (or obtained extensions to file) in correct form in all material respects all federal, state and local information returns and tax returns required to be filed on or prior to the date hereof, and Company and its Subsidiaries have duly paid or made provision in accordance with generally accepted accounting principles for all taxes shown as owing on such returns. The amounts set forth as liabilities for taxes on the Financial Statements of Company have been computed in accordance with generally accepted accounting principles and any unpaid taxes of Company or any of its Subsidiaries do not exceed by any amount the reserve for taxes showing on the Financial Statements of Company. Neither Company nor any of its Subsidiaries is responsible for the taxes of any other Person under Treasury Regulation 1.1502-6 or any similar provision of federal, state or foreign law.

(b) Except as disclosed in Disclosure Schedule 3.12, neither Company nor any of its Subsidiaries has executed an extension or waiver of any statute of limitations on the assessment or collection of any federal, state or local taxes due that is currently in effect, and deferred taxes of Company and its Subsidiaries have been provided for in the Financial Statements of Company in accordance with generally accepted accounting principles.

(c) Except as disclosed in Disclosure Schedule 3.12, neither Company nor any of its Subsidiaries has made any payment, is obligated to make any payment or is a party to any contract, agreement or other arrangement that could obligate it to make any payment that would be disallowed as a deduction under Section 280G or 162(m) of the Code and neither Company nor any of its Subsidiaries has in effect a “nonqualified deferred compensation plan” as that term is defined in Code §409A that fails to meet the requirements of paragraphs (2), (3) and (4) of Code §409A(a) or which is not operated in good faith compliance with such requirements. Neither Company nor any of its Subsidiaries has taken any action that would cause a stock right to become subject to Code §409A.

(d) (i) Proper and accurate amounts have been withheld by Company and its Subsidiaries from their employees and others for all prior periods in compliance in all material respects with the tax withholding provisions of all applicable federal, state and local laws and regulations, and proper due diligence steps have been taken in connection with back-up withholding, (ii) federal, state and local returns have been filed by Company and its Subsidiaries for all periods for which returns were due with respect to withholding, Social Security and unemployment taxes or charges due to any federal, state or local taxing authority and (iii) the amounts shown on such returns to be due and payable have been paid in full or provision therefor has been included by Company in the Financial Statements of Company in accordance with generally accepted accounting principles.

(e) In the past five years, neither Company nor any of its Subsidiaries has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Code §355 or Code §361.

(f) Except as set forth on Disclosure Schedule 3.12(f), Company and its Subsidiaries have no Knowledge that any authority intends to assess any additional taxes for any period for which tax returns have been filed. No foreign, federal, state, or local tax audits or administrative or judicial tax proceedings are pending or being conducted with respect to Company or any of its Subsidiaries. Neither Company nor any of its Subsidiaries has received from any foreign, federal, state, or local taxing authority (including jurisdictions where Company has not filed tax returns) any (i) notice indicating an intent to open an audit or other review, or (ii) notice of deficiency or proposed adjustment for any amount of tax proposed, asserted, or assessed by any taxing authority against Company or any of its Subsidiaries.

(g) Neither Company nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, its computation of taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting for a taxable period ending on or prior to the Closing Date; (ii) “closing agreement” as described in Code §7121 (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date; (iii) installment sale or open transaction disposition made on or prior to the Closing Date; or (iv) prepaid amount received on or prior to the Closing Date, except to the extent any such item is taken into account in the Financial Statements of Company.

(h) Neither Company nor any of its Subsidiaries has engaged in a “reportable transaction” as defined in Section 1.6011-4(b) of the Treasury Regulations.

(i) Neither Company nor any of its Subsidiaries has been a United States real property holding corporation within the meaning of Code Section 897(c)(2) during the applicable period specified in Code Section 897(c)(1)(A)(ii).

Section 3.13 Employee Benefit Plans.

(a) Disclosure Schedule 3.13(a) contains a true and complete list of each pension, retirement, savings and profit-sharing, bonus, incentive deferred compensation, severance pay or any other employee benefit plan, fund or program with the meaning of the

Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and any stock purchase agreement or arrangement, supplemental savings and profit sharing plan, bonus retention plan, non-qualified deferred compensation plan, change in control agreement, and all other plans contributed to, maintained or sponsored by, any of, or on behalf of, Company, or any of its Subsidiaries, whether written or unwritten, whether or not subject to ERISA and a general description of Company incentive and/or commission plans typically used by Company (each, “Employee Benefit Plans”) covering present and former employees of Company, or any of its Subsidiaries. Except for the Employee Benefit Plans, Company and its Subsidiaries do not sponsor, maintain or administer any other employee benefit plan, program, contract, policy or arrangement covering current or former employees or directors of Company or any of its Subsidiaries. Company has, with respect to each such Employee Benefits Plan, delivered to Parent true and complete copies of: (i) all current plan texts and agreements and related trust agreements or annuity contracts and any amendments thereto; (ii) all current summary plan descriptions and material employee communications; (iii) the Form 5500 filed in each of the most recent three plan years (including all schedules thereto and the opinions of independent accountants); (iv) the most recent actuarial valuation (if any); (v) the most recent annual and periodic accounting of plan assets; (vi) if the plan is intended to qualify under Section 401(a) or 403(a) of the Code, the most recent determination letter received from the Internal Revenue Service; and (vii) all material communications with any governmental entity or agency (including, without limitation, the Department of Labor, Internal Revenue Service and the Pension Benefit Guaranty Corporation (“PBGC”)) since January 1, 2002.

(b) Neither Company or any ERISA Affiliate has incurred any liability under, arising out of or by operation of Title IV or ERISA (other than liability for premiums to the Pension Benefit Guaranty Corporation (the “PBGC”) arising in the ordinary course of business), including, without limitation, any liability in connection with (i) the termination or reorganization of any Employee Benefit Plan subject to Title IV or ERISA; or (ii) the withdrawal from any multiemployer plan (as defined in Section 3(37) of ERISA) or a defined benefit pension plan that is subject to Section 4063 or 4064 of ERISA, and no fact or event exists which could give rise to any such liability. There has been no “reportable event” (as that term is defined in Section 4043 of ERISA and the regulations thereunder) with respect to any Employee Benefit Plan subject to Title IV of ERISA which would require the giving of notice to the PBGC, and the transactions contemplated by this Agreement would not trigger such a reportable event or withdrawal liability under Title IV of ERISA.

(c) All contributions and premiums required by law or by the terms of any Employee Benefit Plan or any agreement relating thereto have been timely made (without regard to any waivers granted with respect thereto) and no accumulated funding deficiencies exist in any of the Employee Benefit Plans subject to section 412 or section 302 of ERISA.

(d) All Employee Benefit Plans, that are maintained by Company or any of its Subsidiaries comply, in all material respects, and are being administered and operated in material compliance with the applicable provisions of ERISA and the Code that are applicable, or intended to be applicable, including, but not limited to, COBRA, HIPAA and any applicable, similar state law, all applicable regulations thereunder and the terms of the Employee Benefit

Plans. Neither Company nor any of its Subsidiaries has any material liability under any Employee Benefit Plan that is not reflected in the Financial Statements of Company.

For purposes of this Agreement, “COBRA” means the provision of Section 4980B of the Code and the regulations thereunder, and Part 6 of the Subtitle B of title I of ERISA and any regulations thereunder, and “HIPAA” means the provisions of the Code and ERISA as enacted by the Health Insurance Portability and Accountability Act of 1996.

(e) No prohibited transaction (which shall mean any transaction prohibited by Section 406 of ERISA or Section 4975 of the Code and not exempt under Section 408 of ERISA) has occurred with respect to any Employee Benefit Plan.

(f) No Employee Benefit Plan which is a pension plan (as such term is described in Section 3(2) of ERISA) has an “unfunded current liability,” as that term is defined in Section 302(d)(8)(A) of ERISA, or an “unfunded benefit liability” and the present fair market value of the assets of any such plan exceeds the plan’s “benefit liabilities,” as that term is defined in Section 4001(a)(18) of ERISA.

(g) Except as described in Disclosure Schedule 3.13(g), neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) limit Surviving Company’s right to administer, amend or terminate any of its Employee Benefit Plans, (ii) result in any material payment (including, without limitation, severance, unemployment compensation, golden parachute or otherwise) becoming due to any director or any officer or employee of Company or any of its Subsidiaries under any benefit plan or otherwise, (iii) materially increase any benefits otherwise payable under any benefit plan or (iv) result in any acceleration of the time of payment or vesting of any such benefits to any material extent.

(h) No Employee Benefit Plan is a multiemployer plan as defined in Section 414(f) of the Code or Section 3(37) or 4001(a)(31) of ERISA. Neither Company nor any ERISA Affiliate has been a party to or participant in a multiemployer plan or has a current or contingent obligation to contribute to any multiemployer plan.

(i) There are no actions, liens, suits or claims pending or threatened (other than routine claims for benefits) by or on behalf of any Employee Benefit Plan, or by or on behalf of any individual participants or beneficiaries of any Employee Benefit Plan, or against the assets of any Employee Benefit Plan; and no assets of Company or any ERISA Affiliate are subject to any lien under Section 302(f) of ERISA or Section 412(n) of the Code.

(j) Each Employee Benefit Plan that is intended to be qualified under Section 401(a) of the Code has been determined by the Internal Revenue Service to be so qualified, and such determination remains in effect and has not been revoked; and no event has occurred or circumstance exists that will or could give rise to a disqualification or loss of tax-exempt status of any such plan or trust or result in the imposition of excise taxes or income taxes or unrelated business income under the Code or ERISA with respect to any Employee Benefit Plan.

(k) Except as described in Disclosure Schedule 3.13(k), no employee benefit plan is a multiple employer plan within the meaning of Section 413(c) of the Code or Section 4063, 4064 or 4066 of ERISA, and no Employee Benefit Plan is a multiple employer welfare arrangement as defined in Section 3(40) of ERISA.

(l) Except as described in Disclosure Schedule 3.13(l), each employee pension benefit plan, as defined in Section 3(2) of ERISA, that is not qualified under Section 401(a) of the Code is exempt from Part 2, 3 and 4 of Title I of ERISA as an unfunded plan that is maintained primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees, pursuant to Sections 201(2), 301(a)(3) and 401(a)(1) of ERISA. Except as set forth in Disclosure Schedule 3.13(l), no assets of Company or any of its Subsidiaries are allocated to or held in a “rabbi trust” or similar funding vehicle. Except as described in Disclosure Schedule 3.13(l), each Employee Benefit Plan providing nonqualified deferred compensation (as such term is defined in Code section 409A) complies in form and operation with such Code section or is subject to an exception under proposed Treasury Regulations promulgated thereunder, and no action has been taken by Company or any of its Subsidiaries which would cause a stock right to be subject to the requirements of Code section 409A.

(m) No Employee Benefit Plan provides benefits to any current or former employee of Company or any of its Subsidiaries beyond retirement or other termination of service (other than coverage mandated by COBRA, the cost of which is fully paid by the current or former employee or his or her dependents).

Section 3.14 Title and Related Matters.

(a) Except as set forth in Disclosure Schedule 3.14(a), Company and its Subsidiaries have good title, and as to owned real property, have good and marketable title in fee simple absolute, to all assets and properties, real or personal, tangible or intangible, reflected as owned by or carried under any of their names on the Financial Statements of Company or acquired subsequent thereto (except to the extent that such assets and properties have been disposed of for fair value in the ordinary course of business since December 31, 2005), free and clear of all liens, encumbrances, mortgages, security interests, restrictions, pledges or claims, except for (i) those liens, encumbrances, mortgages, security interests, restrictions, pledges or claims reflected in the Financial Statements of Company or incurred in the ordinary course of business after December 31, 2005 and (ii) statutory liens for amounts not yet delinquent or which are being contested in good faith. Company, or each Company Subsidiary, as applicable, has valid leasehold interests to all assets and properties, real or personal, tangible or intangible, reflected as leased or subleased by Company or any of its Subsidiaries, free and clear of all liens, encumbrances, mortgages, security interests, restrictions, pledges or claims, except for (i) those liens, encumbrances, mortgages, security interests, restrictions, pledges or claims reflected in the Financial Statements of Company or incurred in the ordinary course of business after December 31, 2005 and (ii) statutory liens for amounts not yet delinquent or which are being contested in good faith.

(b) Except as set forth in Disclosure Schedule 3.14(b), all agreements pursuant to which Company or any of its Subsidiaries leases, subleases or licenses material real or material personal properties from others are valid, binding and enforceable in accordance with their respective terms against the Company or Company Subsidiary party thereto (subject to bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws relating to creditor’s rights and to general principles of equity) and, to the Company’s Knowledge, against the other parties thereto and none of the Company or its Subsidiaries, or, to the Knowledge of the Company, any other party to any such lease or license, is in breach or default, in any material respect, and there is not, under any of such leases or licenses, any event which with notice or lapse of time, or both, would constitute a default or force majeure, or provide the basis for any other claim of excusable delay or nonperformance. Except as set forth in Disclosure Schedule 3.14(b), Company and its Subsidiaries have all right, title and interest as a lessee under the terms of each lease or sublease, free and clear of all liens, claims or encumbrances (other than the rights of the lessor or sublessor) as of the Effective Time of the Merger, and shall have the right to transfer each lease or sublease pursuant to this Agreement.

(c) (i) All of the buildings, structures and fixtures owned, leased or subleased by Company or any of its Subsidiaries are in good operating condition and repair, subject only to ordinary wear and tear and/or minor defects which do not interfere with the continued use thereof in the conduct of normal operations, and (ii) all of the material personal properties owned, leased or subleased by Company or any of its Subsidiaries are in good operating condition and repair, subject only to ordinary wear and tear and/or minor defects which do not interfere with the continued use thereof in the conduct of normal operations.

Section 3.15 Real Estate.

(a) Disclosure Schedule 3.15(a) identifies and sets forth a complete legal description for each parcel of real estate or interest therein owned, leased or subleased by Company or any of its Subsidiaries or in which Company or any of its Subsidiaries has any ownership or leasehold interest (the “Company Real Property”).

(b) Disclosure Schedule 3.15(b) lists or otherwise describes each and every written or oral lease or sublease, under which Company or any of its Subsidiaries is the lessee of any real property and which relates in any manner to the operation of the businesses of Company or any of its Subsidiaries.

(c) Company and its Subsidiaries have not violated, and are not currently in material violation of, any law, regulation or ordinance relating to the ownership or use of the Company Real Property including, but not limited to any law, regulation or ordinance relating to zoning, building, occupancy, environmental or comparable matter.

(d) As to any of the Company Real Properties, neither Company nor any of its Subsidiaries has received notice of any pending or, to the Knowledge of Company, threatened condemnation proceedings, litigation proceedings or mechanic’s or materialmen’s liens.

Section 3.16 Environmental Matters.

(a) Company and its Subsidiaries are, and have at all times been, in compliance in all material respects with all Environmental Laws. Company and its Subsidiaries have not received written notice of any Action pending against them nor, to the Knowledge of Company, is any Action threatened against Company or any of its Subsidiaries, in each case in respect of (i) noncompliance by Company or any of its Subsidiaries with any Environmental Laws, or (ii) the presence or release or threatened release into the environment of any Hazardous Substance whether or not generated by Company or any of its Subsidiaries or located at or about or emanating from or to a site included in the Company Real Property or any other facility, location, building or site currently or heretofore owned, leased or otherwise used by Company or any of its Subsidiaries or any predecessor entity of any of them.

(b) No event has occurred or condition exists or operating practice is being engaged in that would be reasonably likely to give rise to any Liabilities or Losses on the part of Company or any of its Subsidiaries (or, after the Closing, Parent or Surviving Company) either at the present or at any future time (including, without limitation, any obligation to conduct any remedial or monitoring work) under any Environmental Laws or otherwise resulting from or relating to the handling, storage, use, transportation or disposal of any Hazardous Substance by or on behalf of Company or any of its Subsidiaries or any predecessor entity of any of them or otherwise.

(c) Company has previously made available to Parent true and correct copies of all material written reports and analytical data in the possession or control of Company, its Subsidiaries, environmental consultants of the Company or any Company Subsidiary or such consultants’ agents and arising out of environmental inspections, investigations, studies, audits, tests, reviews or other analyses conducted with respect to any Company Real Property listed in Disclosure Schedule 3.15(a) or any Company Real Property owned, leased or otherwise used by Company or any of its Subsidiaries.

Section 3.17 Commitments and Contracts. Set forth in Disclosure Schedule 3.17, is a true and complete list of all of the material Contractual Obligations of Company and its Subsidiaries (except for or with respect to any Company or Company Subsidiary benefit plans referenced in Section 3.13), including without limitation, each of the following, to the extent material to the business of Company or any of its Subsidiaries:

(a) All collective bargaining agreements and other labor agreements; all employment or consulting agreements; and all other written plans, agreements, arrangements or practices which constitute compensation or benefits to any of the directors, officers or employees of Company or any of its Subsidiaries, other than those identified pursuant to Section 3.13;

(b) All Contractual Obligations under which Company or any of its Subsidiaries would reasonably likely become obligated to pay any brokerage, finder’s or similar fees or expenses in connection with, or incur any severance pay or special compensation obligations which would become payable by reason of, this Agreement or the consummation of the transactions contemplated hereby;

(c) All Contractual Obligations under which Company or any of its Subsidiaries are or will after the Closing be restricted from carrying on any business or other activities anywhere in the world;

(d) Except for transactions in the investment portfolio of Company or its Subsidiaries in the ordinary course of business, all Contractual Obligations of Company or its Subsidiaries (including, without limitation, options) to: (i) sell or otherwise dispose of any material asset of Company or any of its Subsidiaries except in the ordinary course of business or (ii) purchase or otherwise acquire any material property or properties or other assets except for purchase orders in the ordinary course of business and less than $100,000 in amount;

(e) All Contractual Obligations under which Company or its Subsidiaries have any liability for debt or constituting or giving rise to a guarantee of any liability or obligation of any Person (other than any lease, any debt or intercompany advances between Company and its wholly-owned Subsidiaries), or under which any Person has any liability or obligation constituting or giving rise to a guarantee of any liability or obligation of Company or of its Subsidiaries (including, without limitation, partnership and joint venture agreements) other than any guarantee by Company or any of its Subsidiaries of any lease, or under which any material default could arise or material penalty or payment could be required in the event of any action or inaction of Company or any of its Subsidiaries other than any guarantee by Company or any of its Subsidiaries of any lease;

(f) Any lease or other Contractual Obligation under which any tangible personal property having a cost or capital lease obligation in excess of $100,000 is held or used by Company or any of its Subsidiaries;

(g) Any Contractual Obligation under which Company or any of its Subsidiaries is reasonably likely to become obligated to pay any amount in excess of $100,000 in respect of indemnification obligations or purchase price adjustment provisions in connection with any (i) acquisition or disposition of assets, securities or real property, (ii) other acquisition or disposition of assets other than in the ordinary course of business, (iii) assumption of liabilities or warranty, (iv) settlement of claims, (v) merger, consolidation or other business combination, or (vi) series or group of related transactions or events of a type specified in subclauses (i) through (v); and if with respect to any Contractual Obligation there exists any pending or, to the Knowledge of Company, threatened Action that could reasonably be expected to result in Company or any of its Subsidiaries being liable to pay an amount in excess of $100,000 or there currently exist circumstances that would reasonably be expected to give rise to such an Action, such Action or circumstances are described in Disclosure Schedule 3.17(g);

(h) All reinsurance treaties (including forfeiture agreements) (other than facultative reinsurance agreements entered into in the ordinary course of business) to which Company or one of its Subsidiaries is a party, or otherwise the beneficiary of or obligated under, either as ceding party or as reinsurer;

(i) All written agreements with agents or independent contractors (other than approved attorneys) in excess of $100,000; and

(j) Any other Contractual Obligation of a type not specifically covered in clauses (a) through (i) above entered into other than in the ordinary course of business, which involved payments by or on behalf of, or to, Company or any of its Subsidiaries in excess of

$100,000 during the calendar year ended December 31, 2005 or $100,000 over the remaining term of such Contractual Obligation or the termination of which may reasonably be expected to require payments by Company or any of its Subsidiaries exceeding $100,000 (other than purchase orders entered into in the ordinary course of business).

Company has heretofore delivered to Parent a true and complete copy of each of the Contractual Obligations, including, without limitation, all amendments (such Contractual Obligations required to be listed in Disclosure Schedule 3.17, together with the Company Licenses and Company insurance policies set forth on Disclosure Schedule 3.20, being referred to herein collectively as the “Company Contracts”). Each Company Contract is enforceable by Company or a Subsidiary of Company, as the case may be, against each Person party thereto. No material breach or default by Company or any of its Subsidiaries under any of the Company Contracts has occurred and is continuing, and, to the Knowledge of Company, no event has occurred or circumstance exists which with notice or lapse of time would constitute a material breach or default or permit termination, modification or acceleration by any other Person under any of the Company Contracts or would result in creation of any lien thereunder or pursuant thereto except as would arise from execution, delivery and performance of this Agreement and the transaction documents related hereto. To the Knowledge of Company, no material breach or default by any Person under any of the Company Contracts has occurred and is continuing, and no event has occurred or circumstance exists that with notice or lapse of time would constitute a material breach or default or permit termination, modification or acceleration by Company or any of its Subsidiaries under any of the Company Contracts or would result in creation of any lien thereunder or pursuant thereto except as would arise from execution, delivery and performance of this Agreement and the transaction documents related hereto.

Section 3.18 Regulatory Matters. Company and each of its Subsidiaries have timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that were required to be filed since December 31, 2002 with the Regulatory Authorities and each other applicable Governmental Authority, and all other reports and statements required to be filed by them since December 31, 2002, including any report or statement required to be filed pursuant to the laws, rules or regulations of the United States, any state or any Regulatory Authority or Governmental Authority, and have paid all fees and assessments due and payable in connection therewith. Except for normal examinations conducted by a Regulatory Authority or Governmental Authority in the ordinary course of the business of Company and its Subsidiaries, no Regulatory Authority or Governmental Authority has initiated since December 31, 2002 or has pending any proceeding, enforcement action or, to the Knowledge of Company, investigation into the business, disclosures or operations of Company or any of its Subsidiaries. Since December 31, 2002, no Regulatory Authority or Governmental Authority has resolved any proceeding, enforcement action or, to the Knowledge of Company, investigation into the business, disclosures or operations of Company. There is no unresolved violation, comment or exception by any Regulatory Authority or Governmental Authority with respect to any report or statement relating to any examinations or inspections of Company or any of its Subsidiaries. Since December 31, 2002, there have been no formal or informal inquiries by, or disagreements or disputes with, any Regulatory Authority or Governmental Authority with respect to the business, operations, policies or procedures of Company or any of its Subsidiaries (other than normal examinations conducted by a Regulatory Authority or Governmental

Authority in Company and its Subsidiaries ordinary course of business). Neither Company nor its Subsidiaries has taken or agreed to take any action or has any Knowledge of any fact or has agreed to any circumstance that would materially impede or delay receipt of any Consents of any Regulatory Authorities referred to in this Agreement.

Section 3.19 Registration Obligations. Company and its Subsidiaries are not under any obligation, contingent or otherwise, that will survive the Merger to register any of their securities under the Securities Act or any state securities laws.

Section 3.20 Insurance. Company and its Subsidiaries are presently insured, and during each of the past three calendar years have been insured, for reasonable amounts against such risks as companies or institutions engaged in a similar business would, in accordance with good business practice, customarily be insured. The policies of fire, theft, liability and other insurance maintained with respect to the assets or businesses of Company and its Subsidiaries provide adequate coverage against loss, and the fidelity bonds in effect as to which Company and its Subsidiaries are named and insured are sufficient for their purpose. Such policies of insurance are listed and described in Disclosure Schedule 3.20.

Section 3.21 Labor.

(a) No work stoppage involving Company or any of its Subsidiaries is pending as of the date hereof or, to the Knowledge of Company, threatened. Company and its Subsidiaries are not involved in, or, to the Knowledge of Company, threatened with or affected by, any proceeding asserting that Company or any of its Subsidiaries have committed an unfair labor practice or any labor dispute, arbitration, lawsuit or administrative proceeding. No union represents or claims to represent any employees of Company or any of its Subsidiaries and, to the Knowledge of Company, no labor union is attempting to organize employees of Company or any of its Subsidiaries.

(b) Company has provided to Parent a true and complete list of all employees of Company and its Subsidiaries as of the date hereof who earn $100,000 or more on an annualized basis, together with the employee position, title, salary and date of hire, and all information with respect to all benefit plans or policies, bonus arrangements, commissions, severance plans or policies, compensation arrangements or other benefits provided to such employees.

(c) Company and its Subsidiaries are in compliance in all material respects with all applicable laws and regulations relating to employment or the workplace, including, without limitation, provisions relating to wages, hours, collective bargaining, safety and health, work authorization, equal employment opportunity, immigration and the withholding of income taxes, unemployment compensation, workers compensation, employee privacy and right to know and social security contributions.

(d) Except as set forth on Disclosure Schedule 3.21(d) hereto, there has not been, there is not presently pending or existing and, to the Knowledge of Company, there is not threatened any proceeding against or affecting Company or any of its Subsidiaries relating to the alleged violation of any Legal Requirement pertaining to labor relations or employment matters, including any charge or complaint filed by an employee or union with the National Labor Relations Board, the Equal Employment Opportunity Commission or any comparable governmental body, organizational activity, or other labor or employment dispute against or affecting Company or any of its Subsidiaries.

Section 3.22 Compliance with Laws. Except as specifically described elsewhere in Disclosure Schedules, Company and its Subsidiaries have conducted their businesses in compliance in all material respects with all applicable federal, foreign, state and local laws, regulations and orders, and is in compliance with such laws, regulations and orders. Except as disclosed in Disclosure Schedule 3.22, Company and its Subsidiaries:

(a) are not in violation in any material respect of any laws, orders or permits applicable to its business or the employees or agents or representatives conducting their respective businesses;

(b) have not had their licenses or qualifications to conduct title insurance business in any jurisdiction revoked or suspended or been involved in a proceeding to revoke or suspend any such license or qualification, nor to Company’s Knowledge, has any investigation been conducted, or is pending, in any such jurisdiction with a view to revocation or suspension of any such license; have been, since the enactment of the Sarbanes-Oxley Act, and are in compliance in all material respects with (i) the applicable provisions of the Sarbanes-Oxley Act and (ii) the applicable listing and corporate governance rules and regulations of NASDAQ;

(c) are in compliance in all material respects with the Gramm-Leach-Bliley Act of 1999 and any state or federal regulations related thereto; and

(d) have not received a notification or communication from any agency or department of any federal, state or local governmental authority or any Regulatory Authority or the staff thereof (i) asserting that Company or any of its Subsidiaries is not in compliance with any laws or orders which such governmental authority or Regulatory Authority enforces, (ii) threatening to revoke any permit, (iii) requiring Company or any of its Subsidiaries to enter into any cease and desist order, formal agreement, commitment or memorandum of understanding, or to adopt any resolutions or similar undertakings, or (iv) directing, restricting or limiting, or purporting to direct, restrict or limit in any manner, the operations of Company or any of its Subsidiaries, including, without limitation, any restrictions on the payment of dividends, or that in any manner relates to such entity’s capital adequacy, credit policies, management or business.

Disclosure Schedule 3.22 states the two most recent dates of the last completed insurance regulatory examinations and audits, regular or special, as the case may be, as to Company and each of its Subsidiaries for the jurisdictions listed therein, and sets forth a copy of the two most recent reports of such examinations that have heretofore been delivered to Company or any of its Subsidiaries. There is no agreement or understanding between Company or any of its Subsidiaries, on the one hand, and any Regulatory Authority, on the other hand, concerning the payment of dividends by Company or the maintenance of any NAIC Insurance Regulatory Information System Ratio or adequacy of reserves. Disclosure Schedule 3.22 sets forth a complete description of all securities of Company and its Subsidiaries on deposit with each state insurance department as of March 24, 2006.

Section 3.23 Transactions with Management. Except for (a) the agreements listed on Disclosure Schedule 3.17, (b) obligations under employee benefit plans of Company and Company Subsidiaries set forth in Disclosure Schedule 3.13 and (c) the items described on Disclosure Schedule 3.23, there are no contracts with or commitments to present or former shareholders who own or owned more than 5% of Company’s outstanding shares of common stock, directors, officers or employees involving the expenditure of more than $60,000 as to any one individual, including, with respect to any business directly or indirectly controlled by any such Person.

Section 3.24 Derivative Contracts. Neither Company nor any of its Subsidiaries are parties to or have agreed to enter into an exchange-traded or over-the-counter swap, forward, future, option, cap, floor or collar financial contract or agreement, or any other contract or agreement which is a financial derivative contract (including various combinations thereof) (“Derivative Contracts”).

Section 3.25 Accounting Records and Controls.

(a) The records, systems, controls, data and information of Company and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of Company, its Subsidiaries or its accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to materially adversely affect the system of internal accounting controls described below in this Section 3.25. Company (x) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) designed to ensure that material information relating to Company, including its consolidated Subsidiaries, is made known to the Chief Executive Officer and the Chief Financial Officer of Company by others within those entities, and (y) has disclosed, based on its most recent evaluation prior to the date hereof, to Company’s outside auditors and the audit committee of Company’s Board of Directors (i) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect Company’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in Company’s internal controls over financial reporting. These disclosures were made in writing by management to Company’s auditors and audit committee and a copy has previously been made available to Parent.

(b) Since December 31, 2005, (i) through the date hereof, neither Company, nor any of its Subsidiaries, nor, to the Knowledge of Company, any director, officer, employee, auditor, accountant or representative of Company or any of its Subsidiaries has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of Company, or its Subsidiaries, or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that Company or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no attorney representing Company or any of its Subsidiaries, whether or not employed by Company or any of its Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by Company, its Subsidiaries, or any of their respective officers, directors, employees or agents to the Board of Directors of Company or any Company Subsidiary or any committee thereof or to any director or officer of Company or any Company Subsidiary.

Section 3.26 Form S-4; Proxy Statement. None of the information to be supplied by Company or its Subsidiaries in the Form S-4 or the Proxy Statement will, at the time of the mailing of the Proxy Statement and any amendments or supplements thereto, and at the time of the Company Shareholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. The Proxy Statement will comply, as of its mailing date, as to form in all material respects with all applicable law, including the provisions of the Securities Act and the Exchange Act, except that no representation is made by Company with respect to information supplied by Parent for inclusion therein.

Section 3.27 Intellectual Property.

(a) Company Intangibles.

(i) Disclosure Schedule 3.27(a)(i) lists and identifies all Intellectual Property that is directly owned by Company or its Subsidiaries and that is material to Company’s, or any of its Subsidiaries’, business (the “Company Intangibles”) and, with respect to the foregoing, specifically identifies the owner and each material license, agreement, or other permission that Company or its Subsidiaries have granted to any third party with respect to any of the Company Intangibles.

(ii) Disclosure Schedule 3.27(a)(i) identifies each patent or registration that has been issued to Company or any of its Subsidiaries with respect to any of the Company Intangibles, and lists and identifies each pending patent application or application for registration that Company or any of its Subsidiaries have made with respect to the Company Intangibles.

(iii) Company has made available to Parent and Merger Sub correct and complete copies of all patent, trademark, and copyright registrations, applications, and written licenses, agreements, and permissions (as any of the foregoing has been amended to date) and correct and complete copies of all other written documentation evidencing ownership and prosecution (if applicable) of each of Company Intangibles.

(iv) With respect to the Company Intangibles, and except as otherwise indicated in Disclosure Schedule 3.27(a)(i):

(A) Company, or a Subsidiary of Company, possesses all right, title, and interest in and to the Company Intangibles free and clear of any Security Interest, license, or other restriction and such Company Intangibles are not subject to any outstanding injunction, judgment, order, decree, ruling, or charge; and

(B) no Action is pending and, to the Knowledge of Company, no Action is threatened that challenges the legality, validity, enforceability, use, or ownership of the Company Intangibles; and

(C) neither Company nor any Subsidiary of Company has in the past three years in writing agreed to indemnify any Person for or against any interference, infringement, misappropriation, or other conflict with respect to the Company Intangibles, except for indemnification provisions included within license and assignment agreements entered into in the ordinary course of business; and

(D) Company and its Subsidiaries are in material compliance with any and all material security standards and disaster recovery plans maintained by Company or its Subsidiaries (including, but not limited to, Company “IT security policy and standards,” “senior management security summary,” and “disaster recovery plans”) designed to protect the information technology of Company and its Subsidiaries.

(b) Third Party Intellectual Property. Disclosure Schedule 3.27(b) lists and identifies any Intellectual Property licensed to Company or any of its Subsidiaries by a third party (other than Intellectual Property licensed pursuant to shrink-wrap and similar agreements) that is material to Company’s, or any Subsidiary of Company’s, business (“Third Party Intellectual Property”) pursuant to a written license, sublicense, agreement or permission (the “Company License”) and identifies the owner or licensor of the Third Party Intellectual Property. Company has made available to Parent correct and complete copies of each such Company License. With respect to each item of Third Party Intellectual Property:

(i) each Company License covering the item of Third Party Intellectual Property is an enforceable agreement of Company or the Subsidiary who is a party thereto, and, to Company’s Knowledge, is enforceable against the other parties thereto;

(ii) each Company License covering the item of Third Party Intellectual Property will continue to be enforceable on identical terms following the consummation of the transactions contemplated by this Agreement;

(iii) no party to a Company License covering the item of Third Party Intellectual Property is in material breach or default, and no event has occurred that with notice or lapse of time would constitute a material breach or default or permit termination, modification, or acceleration thereunder;

(iv) no party to a Company License covering the item of Third Party Intellectual Property has repudiated in writing to the other party any provision thereof;

(v) with respect to each Company License covering the item of Third Party Intellectual Property, the representations and warranties set forth in subsections (i) through (iv) above are true and correct in all material respects with respect to the underlying license;

(vi) no Action is pending or, to Company’s Knowledge, is threatened that challenges the legality, validity, or enforceability of the underlying item of Third Party Intellectual Property; and

(vii) neither Company nor any Subsidiary of Company has granted any written sublicense with respect to the Third Party Intellectual Property.

(c) No Infringement. Except as set forth in Disclosure Schedule 3.27(c), the use or sale by Company or any of its Subsidiaries of any products or services in Company’s or one of its Subsidiaries’ businesses and use by Company or any of its Subsidiaries of the Intellectual Property does not materially interfere with, infringe on, misappropriate or otherwise come into conflict with any Intellectual Property rights of third parties and has not materially interfered with, infringed on, misappropriated or otherwise come into conflict with, any Intellectual Property rights of any third party and no activity of any third party materially infringes upon the rights of Company or any Subsidiary of Company with respect to any of the Company Intangibles. Except as set forth in Disclosure Schedule 3.27(c), no Action alleging or relating to any such infringement against the rights of Company of any Subsidiary of Company or any third parties is currently pending or, to Company’s Knowledge, threatened. To Company’s Knowledge, no third party has materially interfered with, infringed upon or misappropriated any Intellectual Property rights of Company or any of its Subsidiaries in the Company Intangibles.

(e) Use of Third Party Intellectual Property. Each material item of Intellectual Property owned or licensed by Company or any of its Subsidiaries immediately prior to the Effective Time hereunder will be owned or available for use by Surviving Corporation on identical terms and conditions immediately subsequent to the Closing hereunder.

Section 3.28 Securities Laws Filings. Company has previously made available to Parent an accurate and complete copy of each (i) final registration statement, prospectus, report, schedule and definitive proxy statement filed with or furnished to the SEC by Company since December 31, 2002 pursuant to the Securities Act or the Exchange Act, and prior to the date of this Agreement (the “Company SEC Reports”) and (ii) communication mailed by Company to its stockholders since December 31, 2002 and prior to the date of this Agreement. No such Company SEC Report or communication, at the time filed, furnished or communicated (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances in which they were made, not misleading, except that information as of a later date (but before the date of this Agreement) shall be deemed to modify information as of an earlier date. As of their respective dates, all Company SEC Reports complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto. No executive officer of Company has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act.

Section 3.29 Takeover Statutes. The Board of Directors of Company has taken all necessary action so that the provisions of Section 203 of the DGCL and any applicable provisions of the takeover laws of any other state (and any comparable provisions of Company’s Certificate of Incorporation and Bylaws), do not and will not apply to this Agreement or the transactions contemplated hereby or thereby.

Section 3.30 Claims under Insurance Policies. Except as previously disclosed to Parent, neither Company nor any of its Subsidiaries has Knowledge of any pending or threatened claim under its directors and officers’ insurance policy or fidelity bond coverage.

Section 3.31 Company Fairness Opinion. Prior to the execution of this Agreement, Company has received an opinion from Houlihan Lokey Howard & Zukin to the effect that, as of the date thereof, the Merger Consideration is fair to the stockholders of Company from a financial point of view. Such opinion has not been amended or rescinded as of the date of this Agreement. Company has provided Parent with a true, correct and complete copy of such opinion for informational purposes.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF

PARENT AND MERGER SUB

Parent and Merger Sub hereby jointly and severally represent and warrant to Company as follows as of the date hereof and also on the Effective Time of the Merger (except as otherwise provided):

Section 4.1 Organization and Related Matters of Parent.

(a) Parent is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Virginia. Parent has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as now conducted, or as proposed to be conducted pursuant to this Agreement, and Parent is licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by Parent, or the character or location of the properties and assets owned or leased by Parent makes such licensing or qualification necessary. True and correct copies of the Articles of Incorporation of Parent and the Bylaws of Parent, each as amended to the date hereof, have been made available to Company.

(b) Parent has in effect all federal, state, local and foreign governmental, regulatory and other authorizations, permits and licenses necessary for it to own or lease its properties and assets and to carry on its business as now conducted, the absence of which, either individually or in the aggregate, would have a Material Adverse Effect on the Condition of Parent on a consolidated basis.

(c) Merger Sub is a wholly-owned Subsidiary of Parent and is in compliance in all material respects with all rules and regulations promulgated by any relevant Regulatory Authority.

(d) Merger Sub was formed by Parent for the purpose of engaging in the transactions contemplated hereby and has engaged in no business and has incurred no liabilities other than in connection with the transactions contemplated by this Agreement.

Section 4.2 Organization and Related Matters of Merger Sub.

(a) Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Merger Sub has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as now conducted, or as proposed to be conducted pursuant to this Agreement, and Merger Sub is licensed or qualified to do business in each jurisdiction which the nature of the business conducted or to be conducted by Merger Sub, or the character or location or the properties and assets owned or leased by Merger Sub make such licensing or qualification necessary. True and correct copies of the Certificate of Incorporation and Bylaws of Merger Sub, each as amended to the date hereof, have been made available to Company.

(b) Merger Sub has in effect all federal, state, local and foreign governmental, regulatory or other authorizations, permits and licenses necessary for it to own or lease its properties and assets and to carry on its business as proposed to be conducted.

Section 4.3 Capitalization.

(a) The authorized capital stock of Parent consists of 45,000,000 shares of common stock, no par value and 5,000,000 shares of preferred stock, no par value. As of March 27, 2006, there were outstanding (i) 17,256,958 Parent Shares (ii) no shares of Parent preferred stock and (iii) stock options to purchase an aggregate of up to 225,250 Parent Shares. All issued and outstanding Parent Shares have been duly authorized and validly issued, and all such shares are fully paid and nonassessable. As of the date hereof, there are no outstanding options to purchase, or any rights or warrants to subscribe for, or any securities or obligations convertible into, or any contracts or commitments to issue or sell, any Parent Shares, except for (A) the options described in this Section 4.3(iii), (B) Parent Shares reserved for issuance in connection with its 3.125% Convertible Senior Debentures due 2033, (C) Parent Shares reserved for issuance in connection with its 3.25% Convertible Senior Debentures due 2034 and the bond hedge transaction concurrently entered into with the sale of such debentures and (D) rights to acquire Parent Shares under, or contracts or commitments pursuant to, Parent’s previous or currently existing stock incentive and other similar officer, director or employee benefit plans.

(b) The Parent Shares issued pursuant to the Merger, when issued in accordance with the terms hereof, will be duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights.

(c) As of the date of this Agreement, no bonds, debentures, notes or other indebtedness of Parent having the right to vote on any matters on which stockholders may vote are issued or outstanding.

Section 4.4 Authorization. The execution, delivery, and performance of this Agreement, and the consummation of the transactions contemplated hereby and in any related agreements have been duly authorized by the Boards of Directors of Parent and Merger Sub, and no other corporate proceedings on the part of Parent or Merger Sub are or will be necessary to authorize this Agreement and the transactions contemplated hereby. This Agreement is the valid and binding obligation of Parent and Merger Sub enforceable against each in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought. Neither the execution, delivery or performance of this Agreement nor the consummation of the transactions contemplated hereby will (i) violate any provision of the Articles of Incorporation or Bylaws of Parent or the Certificate of Incorporation or Bylaws of Merger Sub or, (ii) to Parent’s or Merger Sub’s Knowledge and assuming that any necessary Consents of Regulatory Authorities are duly obtained (including, but not limited to, satisfaction of the requirements of the HSR Act), (A) violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of, accelerate the performance required by or result in the creation of any lien, security interest, charge or other encumbrance upon any of the properties or assets of Parent or Merger Sub under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, permit, lease, agreement or other instrument or obligation to which Parent or Merger Sub is a party, or by which Parent or Merger Sub or any of their respective properties or assets may be bound or affected, (B) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Parent or Merger Sub or any of their respective material properties or assets.

Section 4.5 Financial Statements, Condition and Reports.

(a) Parent has made available to Company copies of the consolidated financial statements of Parent as of and for the years ended December 31, 2003, 2004 and 2005 and Parent will make available to Company, as soon as practicable following the preparation of additional consolidated financial statements for each subsequent calendar quarter or year of Parent, the consolidated financial statements of Parent as of and for such subsequent calendar quarter or year (such consolidated financial statements, unless otherwise indicated, being hereinafter referred to collectively as the “Financial Statements of Parent”).

(b) Except as set forth in Parent’s most recent Form 10-K, each of the Financial Statements of Parent (including the related notes) have been or will be prepared in all material respects in accordance with generally accepted accounting principles, which principles have been or will be consistently applied during the periods involved, except as otherwise noted therein, and the books and records of Parent have been, are being, and will be maintained in all material respects in accordance with applicable legal and accounting requirements and reflect only actual transactions. Except as set forth in Parent’s most recent Form 10-K, each of the Financial Statements of Parent (including the related notes) fairly presents or will fairly present the consolidated financial position of Parent as of the respective dates thereof and fairly presents or will fairly present the results of operations of Parent for the respective periods therein set forth.

(c) Since December 31, 2005, Parent has not incurred any obligation or liability (contingent or otherwise) that has or might reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Condition of Parent on a consolidated basis, except obligations and liabilities (i) which are accrued or reserved against in the Financial Statements of Parent or reflected in the notes thereto, or (ii) which were incurred after December 31, 2005 in the ordinary course of business consistent with past practices.

(d) Parent has previously made available to Company an accurate and complete copy of each (i) final registration statement, prospectus, report, schedule and definitive proxy statement filed with or furnished to the SEC by Parent since December 31, 2002 pursuant to the Securities Act or the Exchange Act and prior to the date of this Agreement (the “Parent SEC Reports”) and (ii) communication mailed by Parent to its stockholders since December 31, 2002 and prior to the date of this Agreement. No such Parent SEC Report or communication, at the time filed, furnished or communicated, and no Parent SEC Report or communication after the date of this Agreement but prior to the Effective Time, at the time it will be filed, furnished or communicated (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), contained or will contain any untrue statement of a material fact or omitted or will omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances in which they were made, not misleading, except that information as of a later date (but before the date of this Agreement with respect to Parent SEC Reports dated prior to the date of this Agreement and before the Effective Time with respect to Parent SEC Reports dated prior to the Effective Time) shall be deemed to modify information as of an earlier date. As of their respective dates, all Parent SEC Reports complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto. No executive officer of Parent has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act.

Section 4.6 Legal Proceedings, Etc. Except as set forth on Disclosure Schedule 4.6 hereto, or as disclosed in any filing by Parent with the SEC and made available to Company hereunder, there is no pending or, to the Knowledge of Parent, threatened legal, administrative, arbitral or other proceedings, claims, actions, causes of action or governmental investigations of any nature against Parent or any of its Affiliates challenging the validity or propriety of the transactions contemplated by this Agreement or which would be required to be reported by Parent pursuant to Item 103 of Regulation S-K promulgated by the SEC.

Section 4.7 Regulatory Matters. Parent has filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that it was required to file since December 31, 2002 with the Regulatory Authorities and each other applicable Governmental Authority, and have paid all fees and assessments due and payable in connection therewith. Except as disclosed in the most recent Form 10-K of Parent and in other public disclosures, there is no (i) pending or, to Parent’s Knowledge, threatened Regulatory Authority or Governmental Authority proceeding, enforcement action or, to Parent’s Knowledge, investigation into the business disclosures or operations of Parent, or (ii) unresolved violation, comment or exception by any Regulatory Authority or Governmental Authority with respect to any report or statement relating to any examinations or inspections of Parent, except for such events that would not reasonably be expected to have a Material Adverse Effect on Parent. Parent has no Knowledge of any fact, and has not agreed to any circumstance, that would materially impede or delay receipt of any Consent from any Regulatory Authorities referred to in this Agreement.

Section 4.8 No Default. Parent, Merger Sub and each of the other Subsidiaries of Parent are neither in default under nor in violation of any provision of their charter or articles of organization, bylaws, or any promissory note, indenture, evidence of indebtedness or security therefor, contract, agreement, commitment, arrangement, lease, insurance policy or other instrument to which it is a party, by which its respective assets, business, or operations may be bound or affected, or under which it or its respective assets, business or operations receives benefits, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default.

Section 4.9 Accounting Records and Controls.

(a) Except as set forth in Parent’s most recent Form 10-K filed with the SEC, the records, systems, controls, data and information of Parent are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of Parent or its accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a material adverse effect on the system of internal accounting controls described below in this Section 4.9. Parent (x) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) designed to ensure that material information relating to Parent, including its consolidated Subsidiaries, is made known to the chief executive officer and the chief financial officer of Parent by others within those entities, and (y) has disclosed, based on its most recent evaluation prior to the date hereof, to Parent’s outside auditors and the audit committee of Parent’s Board of Directors (i) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect Parent’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in Parent’s internal control over financial reporting. These disclosures were made in writing by management to Parent’s auditors and audit committee and a copy has previously been made available to Company.

(b) Except as set forth in Parent’s most recent Form 10-K filed with the SEC, since December 31, 2005, (i) through the date hereof, neither Parent nor, to the Knowledge of the officers of Parent, any director, officer, employee, auditor, accountant or representative of Parent has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of Parent or its internal accounting controls, including any material complaint, allegation, assertion or claim that Parent has engaged in questionable accounting or auditing practices, and (ii) no attorney representing Parent, whether or not employed by Parent, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by Parent or any of its officers, directors, employees or agents to the Board of Directors of Parent or any committee thereof or to any director or officer of Parent.

Section 4.10 Consents and Approvals. Except for (i) the filing with the SEC and declaration of effectiveness of the Form S-4 registration statement contemplated by Section 7.3, (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL, (iii) any consents, authorizations, approvals, filings or exemptions in connection with compliance with the rules and regulations of any applicable SRO, or that are required under any insurance industry regulations and other similar laws, (iv) approval of listing of such Parent common stock on the NYSE, (v) filings required under the HSR Act, (vi) the Banking Regulatory Consents, (vii) the Insurance Regulatory Consents, and (viii) such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings the failure of which to be obtained or made would not, individually or in the aggregate, have or be reasonably likely to have a material adverse effect on the ability of Parent or Merger Sub to perform their obligations under this Agreement or consummate the transactions contemplated hereby, no consents or approvals of or filings or registrations with any Governmental Authority are necessary to be obtained or made by Parent or Merger Sub in connection with the consummation by Parent of the Merger and the other transactions contemplated by this Agreement. No consents or approvals of or filings or registrations with any Governmental Authority are necessary in connection with the execution and delivery by Parent of this Agreement.

Section 4.11 Form S-4; Proxy Statement. None of the information to be supplied by Parent or its Subsidiaries in the Form S-4 and the Proxy Statement that is included therein will, at the time of the mailing of the Proxy Statement and any amendments or supplements thereto, and at the time of the Company Shareholders Meeting, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The Form S-4 will comply as to form in all material respects with all applicable law, including the provisions of the Securities Act and the Exchange Act, except that no representation is made by Parent with respect to information supplied by Company for inclusion therein.

Section 4.12 Financial Advisors. No actions have been taken by Parent that would give rise to any valid claim against any party hereto for a brokerage commission, finder’s fee or other like payment with respect to the transactions contemplated by this Agreement, excluding the fee to be paid to Keefe, Bruyette & Woods, Inc.

Section 4.13 Absence of Undisclosed Liabilities. Neither Parent nor any of its Subsidiaries had at December 31, 2005, or has incurred since that date through the date hereof,

any liabilities or obligations (whether absolute, accrued, contingent or otherwise) of any nature, except (i) liabilities, obligations or contingencies that (A) are accrued or reserved against in the financial statements of Parent in its 2005 Form 10-K or reflected in the notes thereto or (B) were incurred in the ordinary course of business, (ii) liabilities, obligations or contingencies that (A) would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent, or (B) have been discharged or paid in full prior to the date hereof, and (iii) liabilities, obligations and contingencies that are of a nature not required to be reflected in the consolidated financial statements of Parent and its Subsidiaries prepared in accordance with generally accepted accounting principles consistently applied.

Section 4.14 Absence of Certain Changes or Events. Since December 31, 2005, Parent has conducted its business only in the ordinary course, and since such date there has not been any event, change or occurrence that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect on Parent.

Section 4.15 Contracts.

(a) As of the date of this Agreement, neither Parent nor any of its Subsidiaries is a party to or bound by any contract, arrangement, commitment or understanding (whether written or oral) (i) which is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) to be performed after the date of this Agreement that has not been filed or incorporated by reference in the Parent SEC Documents, or (ii) which materially restricts the ability of Parent or the surviving corporation to engage in any line of business. Each contract, arrangement, commitment or understanding of the type described in clause (i) of this Section 4.15(a) is referred to herein as a “Parent Contract” (for purposes of clarification, each “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) to be performed after the date of this Agreement, whether or not filed with the SEC, is a Parent Contract).

(b) (i) Each Parent Contract is valid and binding on Parent and any of its Subsidiaries that is a party thereto, as applicable, and in full force and effect (subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, and general equitable principles (whether considered in a proceeding in equity or at law)), (ii) Parent and each of its Subsidiaries has in all material respects performed all obligations required to be performed by it to date under each Parent Contract, except where such noncompliance, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Parent, and (iii) neither Parent nor any of its Subsidiaries has Knowledge of, or has received notice of, the existence of any event or condition which constitutes, or, after notice or lapse of time or both, will constitute, a material default on the part of Parent or any of its Subsidiaries under any such Parent Contract, except where such default, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Parent.

Section 4.16 Ownership of Company Capital Stock. As of the date of this Agreement, Parent and Merger Sub do not beneficially own any shares of Company capital stock.

ARTICLE 5

COVENANTS AND AGREEMENTS

Section 5.1 Conduct of the Business of Company and its Subsidiaries.

(a) During the period from the date of this Agreement to the Effective Time of the Merger, Company shall and shall cause each of its Subsidiaries to, (i) conduct its business in the usual, regular and ordinary course consistent with past practice, (ii) use its reasonable best efforts to maintain and preserve intact for itself and for Parent its business organization, employees, goodwill with customers and advantageous business relationships and retain the services of its officers and key employees (except to the extent that the pending Merger encourages officers or employees to leave), (iii) renew its executive and organization liability insurance policy or, if such policy cannot be renewed, exercise its option to extend coverage under such policy for claims made after the end of the policy period, and (iv) except as required by law or regulation, take no action which would adversely affect or materially delay the ability of Company or Parent to obtain any Consent from any Regulatory Authority or other approvals required for the consummation of the transactions contemplated hereby or to perform its covenants and agreements under this Agreement (except in Connection with an Alternative Proposal).

(b) During the period from the date of this Agreement to the Effective Time of the Merger, except as required by law or regulation, Company shall not, and shall not permit any of its Subsidiaries to, without the prior written consent of Parent, which consent shall not be unreasonably withheld:

(i) change, delete or add any provision of or to the Certificate of Incorporation or Bylaws of Company;

(ii) except for the issuance of Company Shares pursuant to the terms of the Company Options and the Company Warrants outstanding as of the date of this Agreement, change the number of shares of the authorized, issued or outstanding capital stock of Company, including any issuance, purchase, redemption, split, combination or reclassification thereof, or issue or grant any option, warrant, call, commitment, subscription, right or agreement to purchase relating to the authorized or issued capital stock of Company, declare, set aside or pay any dividend or other distribution with respect to the outstanding capital stock of Company, except as set forth on Disclosure Schedule 3.9(a);

(iii) incur any material liabilities or material obligations, whether directly or by way of guaranty, including any obligation for borrowed money, or whether evidenced by any note, bond, debenture, or similar instrument, except in the ordinary course of business consistent with past practice (provided, however, that in no event shall the aggregate obligations for borrowed money exceed $18,000,000);

(iv) make any capital expenditures individually in excess of $25,000, or in the aggregate in excess of $350,000 other than pursuant to binding commitments existing on December 31, 2005 and disclosed in Disclosure Schedule 5.1(b)(iv) and other than expenditures necessary to maintain existing assets in good repair;

(v) sell, transfer, convey or otherwise dispose of any Company Real Property or interest therein;

(vi) except as disclosed in Disclosure Schedule 5.1(b)(vi), pay any bonuses to any executive officer except pursuant to the terms of an enforceable written employment agreement; enter into any new, or amend or extend in any respect any existing, employment, consulting, non-competition or independent contractor agreement with any Person; alter the terms of any existing incentive bonus or commission plan; adopt any new or amend in any material respect any existing employee benefit plan, except as may be required by law; grant any general increase in compensation to its employees as a class or to its officers except for non-executive officers in the ordinary course of business and consistent with past practices and policies or except in accordance with the terms of an enforceable written agreement; grant any material increase in fees or other increase in compensation or in other benefits to any of its directors; or effect any change in any material respect in retirement benefits to any class of employees or officers, except as required by law;

(vii) enter into or extend any material agreement, lease or license relating to real property, personal property or data processing having a term of more than three years or payments exceeding $10,000 per month;

(viii) acquire the assets or equity securities of any Person or acquire direct or indirect control of any Person, other than in connection with (A) any internal reorganization or consolidation involving existing Company Subsidiaries which has been approved in advance in writing by Parent or (B) foreclosures in the ordinary course of business;

(ix) take any action that is intended or may reasonably be expected to result in any of the conditions to the Merger set forth in Article 7 not being satisfied;

(x) purchase or otherwise acquire any investment securities for its own account having an average remaining life to maturity greater than one (1) year; or

(xi) commence any cause of action or proceeding other than in accordance with past practice or settle any action, claim, arbitration, complaint, criminal prosecution, demand letter, governmental or other examination or investigation, hearing, inquiry or other proceeding against Company or any of its Subsidiaries for material money damages or material restrictions upon any of their operations.

Notwithstanding anything stated in Section 5.1(b)(iv) to the contrary, Company may make certain purchases in exigent circumstances without Parent’s prior consent, but (A) only in those rare situations in which there is no time to obtain Parent’s prior consent and it is likely that Company will suffer a material loss in the absence of such emergency action, and (B) subject to notification of Parent within 24 hours after Company has committed itself to such purchase.

Section 5.2 Current Information. During the period from the date of this Agreement to the Effective Time of the Merger or the time of termination or abandonment of this Agreement, Company will cause one or more of its designated representatives to confer on a regular and frequent basis with representatives of Parent and to report the general status of the ongoing operations of Company. Company will promptly notify Parent if it discovers that any of its, or its Subsidiaries’, representations or warranties in Article 3 were untrue on the date hereof or become untrue as the result of subsequent events and of any material change in the normal course of business or the operations or the properties of Company or any of its Subsidiaries, any governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated) affecting Company or any of its Subsidiaries, the institution or the threat of material litigation, claims, threats or causes of action involving Company or any of its Subsidiaries, and will keep Parent fully informed of such events. Company will furnish to Parent, promptly after the preparation and/or receipt by Company thereof, copies of its unaudited periodic financial statements for the applicable periods then ended, and such financial statements, upon delivery to Parent, be treated, for purposes of Section 3.3 hereof, as among the Financial Statements of Company.

Section 5.3 Access to Properties; Personnel and Records.

(a) For so long as this Agreement shall remain in effect, Company shall, and shall cause its Subsidiaries to, permit Parent or its agents full access, during normal business hours and upon reasonable notice, to the properties of Company and its Subsidiaries and shall disclose and make available, and shall cause its Subsidiaries to disclose and make available, (together with the right to copy) to Parent and to its internal auditors, loan review officers, attorneys, accountants and other representatives, all books, papers and records relating to the assets, stock, properties, operations, obligations and liabilities of Company and its Subsidiaries, including all books of account (including the general ledger), tax records, minute books of directors’ and shareholders’ meetings, organizational documents, bylaws, contracts and agreements, filings with any regulatory agency, examination reports, correspondence with regulatory or taxing authorities, documents relating to assets, titles, abstracts, appraisals, consultant’s reports, plans affecting employees, securities transfer records and shareholder lists, and any other assets, business activities or prospects in which Parent may have a reasonable interest, and Company shall use its reasonable best efforts to provide Parent and its representatives access to the work papers of Company’s accountants.

(b) All information furnished by the parties hereto pursuant to this Agreement shall be treated as the sole property of the party providing such information until the consummation of the Merger contemplated hereby and, if such transaction shall not occur, the party receiving the information shall return to the party which furnished such information, all documents or other materials containing, reflecting or referring to such information, shall use its best efforts to keep confidential all such information, and shall not directly or indirectly use such information for any competitive or other commercial purposes. The obligation to keep such information confidential shall continue for five years from the date the proposed transactions are abandoned but shall not apply to (i) any information which (A) the party receiving the information was already in possession of prior to disclosure thereof by the party furnishing the information, (B) was then available to the public, or (C) became available to the public through no fault of the party receiving the information; or (ii) disclosures pursuant to a legal requirement or in accordance with an order of a court of competent jurisdiction or regulatory agency; provided, however, the party which is the subject of any such legal requirement or order shall use its best efforts to give the other party at least ten Business Days prior notice thereof so that such other party may seek a protective order or other appropriate remedy, and provided further, in the event such other party is unable to obtain a protective order or such other remedy, the party that is subject to such legal requirement shall furnish only that portion of such information which it is advised by counsel is legally required and shall use best efforts to insure that confidential treatment will be accorded such information. Each party hereto acknowledges and agrees that a breach of any of their respective obligations under this Section 5.3 would cause the other irreparable harm for which there is no adequate remedy at law, and that, accordingly, each is entitled to injunctive and other equitable relief for the enforcement thereof in addition to damages or any other relief available at law. In addition, that certain Confidentiality Agreement between Parent and Company, dated February 1, 2006 (the “Confidentiality Agreement”), shall remain in full force and effect (unless any terms therein conflict with this Agreement, in which case the terms of this Agreement shall prevail) until the Termination of this Agreement or the Effective Time, whichever shall occur first.

Section 5.4 Shareholder Approval.

(a) Company shall take all steps necessary to duly call, give notice of, convene and hold a meeting of its shareholders (the “Company Shareholders’ Meeting”), to be held as soon as practicable after the date on which the Form S-4 becomes effective, for the purpose of voting upon the approval of this Agreement and the consummation of the transactions contemplated hereby. Except as permitted by Section 5.4(b) below, the Board of Directors of Company shall recommend approval and adoption of this Agreement and the consummation of the transactions contemplated hereby (the “Company Recommendation”), shall include such recommendation in the Proxy Statement and shall use all reasonable efforts to obtain the approval of this Agreement by the affirmative vote of the holders of a majority of the outstanding shares of Company Shares entitled to vote thereon at the Company Shareholders’ Meeting (the “Company Shareholder Approval”). Unless permitted by Section 5.4(b) below, neither the Board of Directors of Company nor any committee thereof shall (i) withdraw, modify or qualify, or propose publicly to withdraw, modify or qualify, in any manner adverse to Parent, the approval of this Agreement, the transactions contemplated hereby or the Company Recommendation (any of the foregoing, a “Change in the Company Recommendation”), or (ii) approve or recommend, or propose publicly to approve or recommend, any Alternative Transaction. For purposes of this Agreement, a Change in the Company Recommendation shall include any approval or recommendation (or public proposal to approve or recommend) by the Board of Directors of Company or any committee thereof of an Alternative Transaction, or any failure by the Board of Directors of Company to recommend against an Alternative Transaction within the ten (10) Business Day period specified in Rule 14e-2(a) under the Exchange Act. In the event that Parent determines that additional time may be required in order to seek the vote of Company shareholders required to obtain the Company Shareholder Approval, Company will delay, postpone or adjourn the Company Shareholders’ Meeting as requested by Parent.

(b) Prior to obtaining the Company Shareholder Approval, if the Board of Directors of Company has not breached the provisions of Section 5.5, the Board of Directors of Company may effect a Change in the Company Recommendation, if and only to the extent that the Board of Directors of Company determines in good faith (after consulting with outside legal counsel) that failure to effect such Change in the Company Recommendation would violate the fiduciary duties of Company Board of Directors under Delaware corporation law; provided, that, prior to taking any such action, Company has given Parent (orally and in writing) notice at least ten (10) Business Days prior to such change, which notice advises Parent of the decision of the Board of Directors of Company to take such action, including the reasons therefor.

(c) Nothing contained in this Agreement shall prevent the Board of Directors of Company from complying with Rules 14d-9 or 14e-2 under the Exchange Act with regard to an Alternative Transaction; provided, however, that any such disclosure that relates to a Alternative Transaction (other than a “stop, look and listen” letter or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act) shall be deemed to be a Change in Company Recommendation (and, for the avoidance of doubt, any such Change in Company Recommendation shall be subject to the provisions of Section 5.4(b)) unless the Board of Directors of Company reaffirms the Company Recommendation in such disclosure.

(d) Notwithstanding anything to the contrary herein, unless this Agreement has been terminated in accordance with its terms, (i) this Agreement shall be submitted to the shareholders of Company for the purpose of voting on the approval and adoption of this Agreement and the transactions contemplated hereby, and nothing contained herein shall be deemed to relieve Company of such obligation, and (ii) Company shall not submit to the vote of its shareholders any Alternative Proposal, shall not enter into any contract or agreement providing for any Alternative Transaction and shall not permit the consummation of any Alternative Transaction.

Section 5.5 No Solicitation.

(a) None of Company, or any of its Subsidiaries, or any officer, director, employee, agent or representative (including any financial advisor, attorney or other representative) of Company or any of its Subsidiaries shall directly or indirectly (i) solicit, initiate, encourage, facilitate (including by way of furnishing information) or take any other action designed to facilitate any inquiries or proposals regarding any merger, share exchange, consolidation, sale of assets, sale of shares of capital stock (including by way of a tender offer) or similar transactions involving Company or any of its Subsidiaries that, if consummated, would constitute an Alternative Transaction (any of the foregoing inquiries or proposals being referred to herein as an “Alternative Proposal”), (ii) participate in any discussions or negotiations regarding an Alternative Transaction or (iii) enter into any agreement regarding any Alternative Transaction. Notwithstanding the foregoing, the Board of Directors of Company shall be permitted, prior to the meeting of Company shareholders to be held pursuant to Section 5.4, and following at least 24 hours prior notice to Parent, and subject to compliance with the other terms of this Section 5.5 and to first entering into a confidentiality agreement with the Person proposing such Alternative Proposal on terms substantially similar to, and no less favorable to Company than those contained in the Confidentiality Agreement, to consider and participate in discussions and negotiations with respect to a bona fide Alternative Proposal received by Company, if and only to the extent that and so long as the Board of Directors of Company reasonably determines in good faith (after consultation with outside legal counsel) that failure to do so would cause it to violate its fiduciary duties.

(b) As used in this Agreement, “Alternative Transaction” means any of (i) a transaction pursuant to which any Person (or group of Persons) (other than Parent or its Affiliates), directly or indirectly, acquires or would acquire more than 25% of the outstanding shares of Company common stock, Series A Cumulative Preferred Stock or outstanding voting power or of any new series or new class of preferred stock that would be entitled to a class or series vote with respect to the Merger, whether from Company or pursuant to a tender offer or exchange offer or otherwise, (ii) a merger, share exchange, consolidation or other business combination involving Company (other than the Merger), (iii) any transaction pursuant to which any Person (or group of Persons) (other than Parent or its Affiliates) acquires or would acquire control of assets (including for this purpose the outstanding equity securities of Subsidiaries of Company and securities of the entity surviving any merger or business combination including any of Company’s Subsidiaries) of Company representing more than 25% of the fair market value of all the assets, net revenues or net income of Company, taken as a whole, immediately prior to such transaction, or (iv) any other consolidation, business combination, recapitalization or similar transaction involving Company, other than the transactions contemplated by this Agreement, as a result of which the holders of shares of Company immediately prior to such transactions do not, in the aggregate, own at least 75% of the outstanding shares of common stock and the outstanding voting power of the surviving or resulting entity in such transaction immediately after the consummation thereof in substantially the same proportion as such holders held the shares of Company common stock immediately prior to the consummation thereof.

(c) Company shall notify Parent promptly (but in no event later than 24 hours) after receipt of any Alternative Proposal, or any material modification of or material amendment to any Alternative Proposal, or any request for nonpublic information relating to Company or any of its Subsidiaries or for access to the properties, books or records of Company or any of its Subsidiaries by any Person or entity that informs Company that it is considering making, or has made, an Alternative Proposal. Such notice to Parent shall be made orally and in writing, and shall indicate the identity of the Person making the Alternative Proposal or intending to make or considering making an Alternative Proposal or requesting nonpublic information or access to the books and records of Company or any of its Subsidiaries, and the material terms of any such Alternative Proposal or modification or amendment to an Alternative Proposal. Company shall keep Parent fully informed, on a current basis, of any material changes in the status and any material changes or modifications in the terms of any such Alternative Proposal, indication or request. Company shall also promptly, and in any event within 24 hours, notify Parent, orally and in writing, if it enters into discussions or negotiations concerning any Alternative Proposal in accordance with this Section 5.5.

(d) Company shall immediately cease and cause to be terminated any existing discussions or negotiations with any Persons (other than Parent) conducted heretofore with respect to any of the foregoing. Company agrees not to release any third party from the confidentiality and standstill provisions of any agreement to which Company is or may become a party, and shall immediately take all steps necessary to terminate any approval that may have been heretofore given under any such provisions authorizing any Person to make an Alternative Proposal.

(e) Company shall ensure that the officers, directors and all employees, agents and representatives (including any financial advisors, attorneys or other representatives) of Company and its Subsidiaries are aware of the restrictions described in this Section 5.5 as reasonably necessary to avoid violations thereof. It is understood that any violation of the restrictions set forth in this Section 5.5 by any officer, director, employee, agent or representative (including any investment banker, financial advisor, attorney, accountant or other retained representative) of Company or any of its Subsidiaries, at the direction or with the consent of Company or any of its Subsidiaries, or otherwise as a result of the failure of Company or any of its Subsidiaries to meet their respective obligations hereunder, shall be deemed to be a breach of this Section 5.5 by Company.

Section 5.6 Notice of Deadlines. Disclosure Schedule 5.6 lists the deadlines for extensions or terminations of any material leases, agreements or licenses (including specifically real property leases and data processing agreements) to which Company or any of its Subsidiaries is a party.

Section 5.7 Affiliates. No later than thirty days following the execution of this Agreement, Company shall deliver to Parent a letter identifying all Persons who are, at the time this Agreement is submitted for approval to the shareholders of Company, “affiliates” of Company for purposes of Rule 145 under the Securities Act. In addition, Company shall use commercially reasonable best efforts to cause each Person who is identified as an “affiliate” in the letter referred to above to deliver to Parent not later than thirty days prior to the Effective Time of the Merger, a written agreement substantially in the form of Exhibit 5.7 providing that such Person will not sell, pledge, transfer or otherwise dispose of Company Shares held by such Person, except as contemplated by such agreement or this Agreement, and will not sell, pledge, transfer or otherwise dispose of the Parent Shares to be received by such Person upon consummation of the Merger except in compliance with applicable provisions of the Securities Act, and the rules and regulations thereunder. Parent shall not be required to maintain the effectiveness of any registration statement under the Securities Act for the purposes of resale of Parent Shares by such Persons.

Section 5.8 Maintenance of Properties. Company will, and will cause each of its Subsidiaries to, maintain its properties and assets in satisfactory condition and repair for the purposes for which they are intended, ordinary wear and tear excepted.

Section 5.9 Consents to Assign and Use Leased Premises; Extensions.

(a) With respect to the leases disclosed in Disclosure Schedule 3.15(b), Company will obtain all Consents necessary to transfer and assign all right, title and interest of Company to Merger Sub and to permit the use and operation of the leased premises by Merger Sub on such terms as are reasonably acceptable to Parent.

(b) At the election of Parent, with respect to each lease disclosed in Disclosure Schedule 3.15(b) that expires on or prior to December 31, 2006, Company shall take, or shall cause to be taken, all steps reasonably requested by Parent to negotiate extensions of such leases on such terms as are reasonably acceptable to Parent.

Section 5.10 Conforming Accounting and Reserve Policies. At the request of Parent, Company shall immediately prior to Closing establish and take such reserves and accruals as Parent reasonably shall request to conform Company’s accounting policies to the policies of Parent, provided however, such requested conforming adjustment shall not be taken into account as having a Material Adverse Effect on Company and further provided that no adjustment will be made that does not conform to generally accepted accounting principles. No adjustment shall violate any law, rule or regulation applicable to Company.

Section 5.11 Publicity. Except as otherwise required by law or the rules of the NYSE or the NASDAQ, so long as this Agreement is in effect, neither Parent nor Company shall, or shall permit any of their respective Subsidiaries or Affiliates to, issue or cause the publication of any press release or other public announcement with respect to, or otherwise make any public statement concerning, the transactions contemplated by this Agreement without the consent of the other party, which consent shall not be unreasonably withheld. In the event such press release, public statement or public announcement is required by law, the announcing party will give the other party advance notice of such and provide a copy of the proposed release, statement or announcement to the other party.

Section 5.12 Warrant Cancellation and Reserve of Exercise Proceeds. Contemporaneously with the mailing of the Proxy Statement, Company agrees to send the appropriate notice under the Company Warrant agreements so that any Company Warrants not exercised prior to the Effective Time shall be cancelled. Company shall set aside and reserve all monies to be deposited pursuant to Section 2.4(a)(ii) until deposited with the Exchange Agent.

Section 5.13 Option Cancellation and Reserve of Exercise Proceeds. Contemporaneously with the mailing of the Proxy Statement, Company agrees to send the appropriate notice under the Company Option agreements (or plans) so that any Company Options not exercised prior to the Effective Time shall be cancelled. Company shall set aside and reserve all monies to be deposited pursuant to Section 2.4(a)(ii) until deposited with the Exchange Agent.

Section 5.14 Directors and Officers Insurance.

(a) For a period of six years after the Effective Time, the Surviving Corporation (or any successor to the Surviving Corporation) shall indemnify, defend and hold harmless the present and former officers and directors of the Company and its Subsidiaries, and persons who become any of the foregoing prior to the Effective Time, against all losses, claims, damages, liabilities, costs, fees and expenses (including reasonable fees and disbursements of counsel and judgments, fines, losses, claims, liabilities and amounts paid in settlement (provided that any such settlement is effected with the written consent of Parent or the Surviving Corporation, which consent shall not unreasonably be withheld)) arising out of actions or omissions occurring at or prior to the Effective Time to the full extent permissible under applicable provisions of the DGCL and the terms of the Company’s articles of organization or by-laws; provided, however, that in the event any claim or claims are asserted or made within such six-year period, all rights to indemnification in respect of any such claim or claims shall continue until disposition of any and all such claims.

(b) Parent or the Surviving Corporation shall maintain the Company’s existing officers’ and directors’ liability insurance (“D&O Insurance”) for a period of not less than six years after the Effective Time; provided, however, that Parent may substitute therefor policies of substantially equivalent coverage and amounts containing terms no less favorable to such former directors or officers; provided, further, that if the existing D&O Insurance expires or is terminated or cancelled during such period, then Parent or the Surviving Corporation shall use its reasonable best efforts to obtain substantially similar D&O Insurance; provided, further, however, that in no event shall Parent be required to pay annual premiums for insurance under this Section 5.14 in excess of $290,000; and provided, further, that if Parent or the Surviving Corporation is unable to obtain the amount of insurance required by this Section 5.14 for such aggregate premium, Parent or the Surviving Corporation shall obtain as much insurance (up to the amount of insurance required by this Section 5.14) as can be obtained for an annual premium not in excess of $290,000 plus any amounts paid to Parent or the Surviving Corporation for the purpose of obtaining such insurance by such former directors and officers after the date hereof. In lieu of the foregoing, the Surviving Corporation may obtain a “tail” policy of substantially equivalent coverage and amounts containing terms no less favorable to such former directors or officers covering events occurring at or prior to the Effective Time for a period of not more than six years after the Effective Time at a cost not to exceed $290,000.

Section 5.15 Ordinary Course of Business. During the period from the date of this Agreement and continuing until the Effective Time, Parent agrees as to itself and its Subsidiaries that (except (i) as expressly contemplated or permitted by this Agreement and (ii) for transactions between and among Parent and its wholly owned Subsidiaries), without the prior written consent of Company, which shall not be unreasonably withheld or delayed, Parent and its Subsidiaries shall carry on their respective businesses in the usual, regular and ordinary course in all material respects, in substantially the same manner as heretofore conducted, and shall use their reasonable best efforts to preserve intact their present lines of business, maintain their rights and franchises and preserve their relationships with customers, suppliers and others having business dealings with them to the end that their ongoing businesses shall not be impaired in any material respect at the Effective Time.

ARTICLE 6

ADDITIONAL COVENANTS AND AGREEMENTS

Section 6.1 Best Efforts; Cooperation. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use its commercially reasonable best efforts promptly to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations, or otherwise, including attempting to obtain all necessary Consents, to consummate and make effective, as soon as practicable, the transactions contemplated by this Agreement.

Section 6.2 Regulatory Matters.

(a) As promptly as practicable following the execution and delivery of this Agreement, Parent and Company shall cause to be prepared and filed all required applications and filings with the Regulatory Authorities which are necessary or contemplated for the obtaining of the Consents of the Regulatory Authorities or consummation of the Merger and a notification with respect to the transactions contemplated hereunder pursuant to the HSR Act. Such applications and filings shall be in such form as may be prescribed by the respective government agencies and shall contain such information as they may require. The parties hereto will cooperate with each other and use their best efforts to prepare and execute all necessary documentation, to effect all necessary or contemplated filings and to obtain all necessary or contemplated permits, consents, approvals, rulings and authorizations of government agencies and third parties which are necessary or contemplated to consummate the transactions contemplated by this Agreement, including, without limitation, those required or contemplated from the Regulatory Authorities, and the shareholders of Company. Each of the parties shall have the right to review and approve in advance, which approval shall not be unreasonably withheld, any filing made with, or written material submitted to, any government agencies in connection with the transactions contemplated by this Agreement.

(b) Each party hereto will furnish the other party with all information concerning itself, its Subsidiaries, directors, trustees, officers, shareholders and depositors, as applicable, and such other matters as may be necessary or advisable in connection with any statement or application made by or on behalf of any such party to any governmental body in connection with the transactions, applications or filings contemplated by this Agreement. Upon request, the parties hereto will promptly furnish each other with copies of written communications received by them or their respective Subsidiaries from, or delivered by any of the foregoing to, any governmental body in respect of the transactions contemplated hereby.

Section 6.3 Other Matters. The parties acknowledge that nothing in this Agreement shall be construed as constituting an employment agreement between Parent or any of its Affiliates and any officer or employee of Company, or any of its Subsidiaries, or an obligation on the part of Parent or any of its Affiliates to employ any such officers or employees.

Section 6.4 Current Information. During the period from the date of this Agreement to the Effective Time of the Merger or the time of termination or abandonment hereunder, Parent, on the one hand, and Company, on the other hand, will cause one or more of its respective designated representatives to confer on a regular and frequent basis with each other and to report with respect to the general status and the ongoing operations of each of their respective entities.

Section 6.5 Filing of Registration Statement.

(a) As promptly as reasonably practicable following the date hereof, Parent and Company shall cooperate in preparing mutually acceptable proxy materials that shall constitute the Proxy Statement and Parent and Company shall prepare, and Parent shall file with the SEC, a registration statement on Form S-4, of which the Proxy Statement will constitute a part, relating to the Parent Shares to be issued in connection with the transactions contemplated hereby (the “Form S-4”). Parent shall use reasonable best efforts to have the Form S-4 declared effective by the SEC and to keep the Form S-4 effective as long as is necessary to consummate the Merger and the transactions contemplated hereby. Parent shall, as promptly as practicable after receipt thereof, provide Company with copies of any written comments, and advise it of any oral comments, with respect to the Form S-4 received from the SEC. Parent shall provide Company with a reasonable opportunity to review and comment on any amendment or supplement to the Form S-4 prior to filing such with the SEC, and Parent will provide Company with a copy of all such filings made with the SEC.

(b) No filing of, or any amendment or supplement to, the Proxy Statement or Form S-4 will be made by Company or Parent, respectively, without providing the other party the opportunity to review and comment thereon.

(c) Company will use reasonable best efforts to cause the Proxy Statement to be mailed to Company stockholders as promptly as practicable after the Form S-4 is declared effective under the Securities Act. Parent will advise Company, promptly after it receives notice thereof, of the time when the Form S-4 has become effective, the issuance of any stop order, the suspension of the qualification of the Parent Shares issuable in connection with the Merger for offering or sale in any jurisdiction, or any request by the SEC for amendment of the Form S-4. If, at any time prior to the Effective Time, any information relating to Parent or Company, or any of their respective Affiliates, officers or directors, is discovered by Parent or Company and such information should be set forth in an amendment or supplement to any of the Form S-4 so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party hereto discovering such information shall promptly notify the other parties and, to the extent required by law, rules or regulations, an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and disseminated to the stockholders of Company.

(d) Parent shall take all actions required to qualify or obtain exemptions from such qualifications for the Parent Shares to be issued in connection with the transactions contemplated by this Agreement under applicable state blue sky securities laws, as appropriate.

Section 6.6 Reservation of Shares. Parent shall reserve for issuance such number of Parent Shares as shall be necessary to pay the consideration contemplated in this Agreement. If at any time the aggregate number of Parent Shares remaining unissued shall not be sufficient to meet such obligation, Parent shall take all appropriate actions to increase the amount of its authorized common stock.

Section 6.7 Consideration. Parent shall issue the Parent Shares and shall pay or cause to be paid all cash payments as and when the same shall be required to be issued and paid pursuant to this Agreement.

Section 6.8 Retention Bonus Pool. Parent shall agree to the payment by Company of up to $1,000,000 to be distributed to certain Company employees. The names of such employees, the bonus amounts to be paid and the timing of payment of such amounts shall be determined by mutual agreement of Parent and Company prior to the Effective Time. Each employee receiving a retention bonus pursuant to this Section 6.8 shall, prior to payment, sign a retention bonus agreement in form and substance agreeable to Parent and Company.

Section 6.9 NYSE Listing. Parent shall cause the Parent Shares to be issued in the Merger to be approved for listing on the NYSE, subject to official notice of issuance, prior to the Effective Time.

Section 6.10 Benefit Plans.

(a) Upon consummation of the Merger, employees of Company shall be entitled, at the discretion of Parent, to either participate in Parent retirement, welfare benefit and similar plans without waiting periods, exceptions for pre-existing conditions, requirement of insurability or actively at work requirement or exclusion and giving effect to years of service with Company as if such service were with Parent as well as credit under Parent’s group health plans for all deductibles and co-payments and amounts paid toward out of pocket limits made by such employees under the group health plans maintained by Company prior to the Effective Time or, alternatively, to remain in the employee benefit plans sponsored by Company and in which they are entitled to participate.

(b) Merger Sub and Parent also shall honor in accordance with their terms as in effect on the date of this Agreement (or as amended or extended thereafter with the prior written consent of Merger Sub and Parent), (1) all of Company’s obligations for vacation, sick leave, personal leave and the like accrued and unused through the date of the consummation of the Merger and (2) all employment, severance, consulting and other compensation contracts and agreements disclosed in writing by Company to Merger Sub and executed in writing by Company on the one hand and any individual current or former director, officer or employee thereof on the other hand.

ARTICLE 7

MUTUAL CONDITIONS TO CLOSING

The obligations of Parent and Merger Sub, on the one hand, and Company, on the other hand, to consummate the transactions provided for herein shall be subject to the satisfaction of the following conditions, unless waived as hereinafter provided for:

Section 7.1 Shareholder Approval. The Merger shall have been approved by the requisite vote of the shareholders of Company.

Section 7.2 Regulatory Approvals. All Consents of the Regulatory Authorities required in order to consummate the Merger shall have been obtained and all notice and waiting periods required by law to pass after receipt of such Consents shall have passed, and all conditions to consummation of the Merger set forth in such Consents shall have been satisfied and such approvals shall not have imposed any condition or requirement which would so materially adversely impact the economic or business benefits of the Merger as to render inadvisable the consummation of the Merger in the reasonable opinion of the Board of Directors of Parent; and, provided further, no such term or condition imposed by any Regulatory Authority in connection with the grant of any Consent of any Regulatory Authority shall be deemed to materially adversely impact the economic or business benefits of the Merger unless it materially differs from terms and conditions customarily imposed by any such Regulatory Authority in connection with the acquisition of similar companies under similar circumstances.

Section 7.3 Registration Statement. The Form S-4 shall have been declared effective by the SEC, no stop order suspending the effectiveness of the Form S-4 shall have been issued, no action, suit, proceeding or investigation by the SEC to suspend the effectiveness of the Form S-4 shall have been initiated.

Section 7.4 NYSE Listing. The Parent Shares to be issued to the holders of Company Shares upon consummation of the Merger shall have been authorized for listing on the NYSE, subject to official notice of issuance.

Section 7.5 No Injunctions or Restraints; Illegality. No order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect. No statute, rule, regulation, order or decree shall have been enacted, entered, promulgated or enforced by any Governmental Authority that prohibits or makes illegal consummation of the Merger.

ARTICLE 8

CONDITIONS TO THE OBLIGATIONS OF PARENT AND MERGER SUB

The obligation of Parent and Merger Sub to effect the Merger is also subject to the satisfaction, or waiver by Parent and Merger Sub, at or prior to the Effective Time, of the following conditions:

Section 8.1 Representations and Warranties. The representations and warranties of Company and its Subsidiaries set forth in this Agreement shall be true and correct in all respects as of the date of this Agreement and as of the Effective Time as though made at and as of the Effective Time (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct as of such date); provided, however, that for purposes of determining the satisfaction of this condition, no effect shall be given to any exception in such representations and warranties relating to materiality or a Material Adverse Effect, and instead, for purposes of this condition, such representations and warranties (other than the representations and warranties contained in Section 3.1, which shall be true and correct in all material respects, and Section 3.2, which shall be true and correct in all respects) shall be deemed to be true and correct in all respects as of the date of this Agreement and the Effective Time unless the failure or failures of such representations and warranties to be so true and correct, individually or in the aggregate, results or would reasonably be expected to result in a Material Adverse Effect on Company. Parent shall have received a certificate signed on behalf of Company by the Chief Executive Officer or Chief Financial Officer of Company to the foregoing effect.

Section 8.2 Performance of Obligations of Company. Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time; and Parent shall have received a certificate signed on behalf of Company by the Chief Executive Officer or the Chief Financial Officer of Company to such effect.

Section 8.3 Opinion of Counsel. Parent shall have received an opinion of Squire, Sanders & Dempsey L.L.P., counsel to Company, acceptable to Parent to the effect set forth in Exhibit 8.3 hereto.

Section 8.4 Consents Under Agreements. Company shall have obtained the consent or approval of any Person not identified in Disclosure Schedule 3.6(b) whose consent or approval shall be required in order to permit the succession by the Surviving Corporation to any obligation, right or interest of Company, or any of its Subsidiaries, under any loan or credit agreement, note, mortgage, indenture, lease, license, or other agreement or instrument (except as would not reasonably be expected to have a Material Adverse Effect on Company).

ARTICLE 9

CONDITIONS TO OBLIGATIONS OF COMPANY

The obligation of Company to effect the Merger is also subject to the satisfaction, or waiver by Company, at or prior to the Effective Time, of the following conditions:

Section 9.1 Representations and Warranties. The representations and warranties of Parent set forth in this Agreement shall be true and correct in all respects as of the date of this Agreement and as of the Effective Time as though made at and as of the Effective Time (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct as of such date); provided, however, that for purposes of determining the satisfaction of this condition, no effect shall be given to any exception in such representations and warranties relating to materiality or a Material Adverse Effect, and instead, for purposes of this condition, such representations and warranties shall be deemed to be true and correct in all respects unless the failure or failures of such representations and warranties to be so true and correct, individually or in the aggregate, results or would reasonably be expected to result in a Material Adverse Effect on Parent. Company shall have received a certificate signed on behalf of Parent by the Chief Executive Officer or Chief Financial Officer of Parent to the foregoing effect.

Section 9.2 Performance of Obligations of Parent. Parent shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time; and Company shall have received a certificate signed on behalf of Parent by the Chief Executive Officer or the Chief Financial Officer of Parent to such effect.

Section 9.3 Parent Shares. The Parent Shares to be issued in connection herewith shall be (i) duly authorized and validly issued and, fully paid and nonassessable, issued free of preemptive rights and free and clear of all liens and encumbrances created by or through Parent; and (ii) authorized for listing on the NYSE, subject to official notice of issuance.

Section 9.4 Opinion of Counsel. Company shall have received an opinion of Williams Mullen, counsel to Parent, acceptable to Company to the effect set forth in Exhibit 9.4 hereof.

ARTICLE 10

TERMINATION, WAIVER AND AMENDMENT

Section 10.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of the matters presented in connection with the Merger by the shareholders of Company:

(a) by mutual consent of Company and Parent in a written instrument authorized by the Boards of Directors of Company and Parent;

(b) by either Parent or Company, if any Governmental Authority that must grant approval to Parent or Company, respectively, has denied approval of the Merger and such denial has become final and nonappealable or any Governmental Authority of competent jurisdiction shall have issued a final and nonappealable order permanently enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement;

(c) by either Parent or Company, if the Merger shall not have been consummated on or before December 31, 2006, unless the failure of the Closing to occur by such date shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth in this Agreement;

(d) by either Parent or Company (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein), if there shall have been a breach of any of the covenants or agreements or any of the representations or warranties set forth in this Agreement by the non-terminating party, which breach, either individually or in the aggregate, would result in, if occurring or continuing on the Closing Date, the failure of the conditions set forth in Article 8 or Article 9, as the case may be, and which is not cured within 45 days following written notice to the party committing such breach or by its nature or timing cannot be cured within such time period;

(e) by Parent, if the Board of Directors of Company shall have (i) failed to include the Company Recommendation in the Form S-4, (ii) breached its obligations under Section 5.4, or (iii) in a manner adverse to Parent, (x) withdrawn, modified or qualified, or proposed to withdraw, modify or qualify, the Company Recommendation, (y) taken any public action or made any public statement in connection with the Company Shareholders’ Meeting inconsistent with such recommendation or (z) recommended any Alternative Proposal (or, in the case of this clause (iii), resolved to take any such action), whether or not permitted by the terms hereof;

(f) by Company as permitted by Section 2.1(c); or

(g) by either Parent or Company if the Company Shareholder Approval has not been obtained by reason of failure to obtain the required vote at the Company Shareholders’ Meeting.

The party desiring to terminate this Agreement pursuant to clause (b), (c), (d), (e), (f) or (g) of this Section 10.1 shall give written notice of such termination to the other party in accordance with Section 11.4, specifying the provision or provisions hereof pursuant to which such termination is effected.

Section 10.2 Effect of Termination. In the event of the termination and abandonment of this Agreement pursuant to Section 10.1 of this Agreement, the Agreement shall terminate and have no effect, except that (i) the provisions of this Section 10.2, Section 10.5, Section 10.6 and Article 11 of this Agreement shall survive any such termination and abandonment, and (ii) neither Company nor Parent shall be released from liability for damages arising out of its intentional breach of any provision of this Agreement.

Section 10.3 Amendments. To the extent permitted by law, this Agreement and the Certificate of Merger may be amended by a subsequent writing signed by each of Parent, Merger Sub, and Company.

Section 10.4 Waivers. Subject to Section 11.11 hereof, prior to or at the Effective Time of the Merger, Parent and Merger Sub, on the one hand, and Company, on the other hand, shall have the right to waive any default in the performance of any term of this Agreement by the other, to waive or extend the time for the compliance or fulfillment by the other of any and all of the other’s obligations under this Agreement and to waive any or all of the conditions to its obligations under this Agreement, except any condition, which, if not satisfied, would result in the violation of any law or any applicable governmental regulation.

Section 10.5 Non-Survival of Representations and Warranties. The representations, warranties, covenants or agreements in this Agreement or in any instrument delivered by Parent or Merger Sub, or Company shall not survive the Effective Time of Merger, except that any representation, warranty or agreement in any agreement, contract, report, opinion, undertaking or other document or instrument delivered hereunder in whole or in part by any Person other than Parent, Merger Sub, Company (or directors and officers thereof in their capacities as such) shall survive the Effective Time of Merger; provided that no representation or warranty of Parent, Merger Sub or Company contained herein shall be deemed to be terminated or extinguished so as to deprive Parent or Merger Sub, on the one hand, and Company, on the other hand, of any defense at law or in equity which any of them otherwise would have to any claim against them by any Person, including, without limitation, any shareholder or former shareholder of either party. No representation or warranty in this Agreement shall be affected or deemed waived by reason of the fact that Parent, Merger Sub or Company and/or its representatives knew or should have known that any such representation or warranty was, is, might be or might have been inaccurate in any respect.

Section 10.6 Termination Fee; Expenses.

(a) Except as provided in Section 10.6(b), all fees and expenses incurred by the parties hereto shall be borne solely by the party that has incurred such fees and expenses.

(b) In the event that (i) an Alternative Proposal shall have been made known to Company or shall have been made directly to its shareholders generally or any Person shall have publicly announced an intention (whether or not conditional) to make an Alternative Proposal and thereafter this Agreement is terminated either pursuant to Section 10.1(c), Section 10.1(d) (provided Parent terminates due to Company or Company Subsidiary breach) or 10.1(g), and such Alternative Proposal (whether or not modified after it was first made) is consummated within one year after such termination, or (ii) this Agreement is terminated by Parent pursuant to Section 10.1(e) (other than as a result of a Change in Company Recommendation resulting from the occurrence of a Parent Material Adverse Effect and the election of Parent not to pay 100% of the Merger Consideration in cash) then Company shall pay to Parent on the date of such termination, or in the case of sub clause (i) upon the earlier of entering into an agreement providing for an Alternative Transaction and consummation of an Alternative Transaction, a termination fee in the amount of $15,000,000 (the “Termination Fee”). Company acknowledges that the agreements contained in this Section 10.6(b) are an integral part of the transactions contemplated by this Agreement and that, without these agreements, Parent and Merger Sub would not enter into this Agreement. The fee arrangement contemplated hereby shall be paid pursuant to this Section 10.6(b) regardless of any alleged breach by Parent of its obligations hereunder.

ARTICLE 11

MISCELLANEOUS

Section 11.1 Alternative Structure. The parties agree that Parent may change the method of effecting the business combination with Company, including, without limitation, by merging Company into a wholly-owned Subsidiary of Parent, or by undertaking an ex-change/tender offer followed by a second-step merger, and Company shall cooperate in such efforts, including by entering into an appropriate amendment to this Agreement; provided, however, that any actions taken pursuant to this Section 11.1 shall not (i) alter or change the kind or amount of consideration to be issued to holders of Company common stock or in exchange for Company Options or Company Warrants as provided for in this Agreement or (ii) materially delay receipt of the Regulatory Approvals or consummation of the Merger.

Section 11.2 Definitions; Rules of Construction.

(a) Except as otherwise provided herein, the capitalized terms set forth below (in their singular and plural forms as applicable) shall have the following meanings:

“Action” shall mean any claim, action, cause of action or suit (in contract or tort or otherwise), arbitration, proceeding or investigation by or before any Governmental Authority (and whether brought by any Governmental Authority or any other Person).

“Affiliate” of a Person shall mean (i) any other Person directly or indirectly through one or more intermediaries controlling, controlled by or under common control of such Person, (ii) any officer, director, partner, employer or direct or indirect beneficial owner of any 10% or greater equity of voting interest of such Person or (iii) any other Persons for which a Person described in clause (ii) acts in any such capacity.

“Aggregate Cash Consideration” shall have the meaning set forth in Section 2.1(d) of this Agreement.

“Aggregate Cash Shares” shall have the meaning set forth in Section 2.2(b) of this Agreement.

“Aggregate Stock Consideration” shall have the meaning set forth in Section 2.1(d) of this Agreement.

“Aggregate Stock Shares” shall have the meaning set forth in Section 2.2(c) of this Agreement.

“Agreement” shall have the meaning set forth in the preamble to this Agreement.

“Alternative Proposal” shall have the meaning set forth in Section 5.5(a) of this Agreement.

“Alternative Transaction” shall have the meaning set forth in Section 5.5(b) of this Agreement.

“Banking Regulatory Consents” shall have the meaning set forth in Section 3.7 of this Agreement.

“Bureaus of Insurance” shall mean, collectively, the bureaus of insurance (or similar agency or Governmental Authority) for each state or federal jurisdiction in which Company or any Company Subsidiary is a licensed insurance underwriter, including, but not limited to, the California Department of Insurance.

“Business Day” shall mean any day on which banking institutions in New York, New York are customarily open for the purpose of transacting business.

“Cash Election” shall have the meaning set forth in Section 2.2(a) of this Agreement.

“Cash Fraction” shall have the meaning set forth in Section 2.2(b)(iii) of this Agreement.

“Certificate” shall have the meaning set forth in Section 2.2(a) of this Agreement.

“Change in the Company Recommendation” shall have the meaning set forth in Section 5.4(a) of this Agreement.

“Closing Date” or “Closing” shall have the meaning set forth in Section 1.1(b) of this Agreement.

“COBRA” shall have the meaning set forth in Section 3.13(d) of this Agreement.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Company” shall have the meaning set forth in the preamble to this Agreement.

“Company Contracts” shall have the meaning set forth in Section 3.17 of this Agreement.

“Company Insurance Subsidiaries” shall have the meaning set forth in Section 3.1(b)(ii) of this Agreement.

“Company Intangibles” shall have the meaning set forth in Section 3.27(a)(i) of this Agreement.

“Company Lender Services Subsidiaries” shall have the meaning set forth in Section 3.1(b)(ii) of this Agreement.

“Company License” shall have the meaning set forth in Section 3.27(b) of this Agreement.

“Company Options” shall have the meaning set forth in Section 3.2 of this Agreement.

“Company Real Property” shall have the meaning set forth in Section 3.15(a) of this Agreement.

“Company Recommendation” shall have the meaning set forth in Section 5.4(a) of this Agreement.

“Company SEC Reports” shall have the meaning set forth in Section 3.28 of this Agreement.

“Company Shares” shall mean the common stock, par value $.001 per share, of Company.

“Company Shareholder Approval” shall have the meaning set forth in Section 5.4(a) of this Agreement.

“Company Shareholders’ Meeting” shall have the meaning set forth in Section 5.4(a) of this Agreement.

“Company Warrants” shall have the meaning set forth in Section 3.2 of this Agreement.

“Confidentiality Agreement” shall have the meaning set forth in Section 5.3(b) of this Agreement.

“Consent” shall mean a consent, approval or authorization; waiver, clearance, exemption or similar affirmation by any Person pursuant to any lease, contract, permit, law, regulation or order.

“Consideration Mix” shall have the meaning set forth in Section 2.1(c).

“Contractual Obligation” shall mean, with respect to any Person, any written contract, agreement, deed, mortgage, lease, sublease, license, indenture, guarantee, commitment, undertaking or arrangement, or other consensual document or instrument, including, without limitation, any document or instrument evidencing or otherwise relating to any indebtedness but excluding the Charter and Bylaws of such Person, to which or by which such Person is a party or otherwise subject or bound or to which or by which any property of such Person is subject or bound; provided, that the term “Contractual Obligation” shall not include obligations with respect to title insurance policies underwritten by Parent, Company, a Company Subsidiary or Merger Sub.

“Derivative Contracts” shall have the meaning set forth in Section 3.24 of this Agreement.

“DGCL” shall mean the Delaware General Corporation Law.

“D&O Insurance” shall have the meaning set forth in Section 5.14 of this Agreement.

“Dissenting Shares” shall have the meaning set forth in Section 2.6(a) of this Agreement.

“Effective Time of the Merger” or “Effective Time” shall have the meaning set forth in Section 1.1(a) of this Agreement.

“Effective Time Stock Value” shall have the meaning set forth in Section 2.1(b)(i) of this Agreement.

“Election Deadline” shall have the meaning set forth in Section 2.2(f) of this Agreement.

“Environmental Laws” shall mean any Legal Requirement in effect on or prior to the Closing Date relating to (i) releases or threatened releases of Hazardous Substances; (ii) the manufacture, handling, transport, use, treatment, storage or disposal of Hazardous Substances or materials containing Hazardous Substances; or (iii) pollution of the environment or the protection of human health or the environment.

“ERISA” shall have the meaning set forth in Section 3.13(a) of this Agreement.

“ERISA Affiliate” means Company and any trade or business (whether or not incorporated) which is or has ever been under common control, or which is or has ever been treated as a single employer, with Company under Section 414(b), (c), (m) or (o) of the Code.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Exchange Agent” shall have the meaning set forth in Section 2.2(f) of this Agreement.

“Exchange Fund” shall have the meaning set forth in Section 2.4(a) of this Agreement.

“Exchange Ratio” means the fraction a Parent Share that is issued for an Company Share pursuant to Section 2.1(b)(i) hereof.

“Financial Statements of Company” shall have the meaning set forth in Section 3.3(a) of this Agreement.

“Financial Statements of Parent” shall have the meaning set forth in Section 4.5(a) of this Agreement.

“Form of Election” shall have the meaning set forth in Section 2.2(a) of this Agreement.

“Form S-4” shall have the meaning set forth in Section 6.5 of this Agreement.

“Governmental Authority” shall mean any United States federal, state or local or any foreign government, governmental authority, regulatory or administrative agency, governmental commission, court or tribunal (or any department, bureau or division thereof).

“Governmental Order” shall mean any written order, writ, judgment, injunction, decree, determination or award entered by or with any Governmental Authority.

“Guarantee of Delivery” shall have the meaning set forth in Section 2.2(f) of this Agreement.

“Hazardous Substances” shall mean (i) substances defined in or regulated under the following federal statutes and their state counterparts as amended on or prior to the Effective Time, as well as these statutes’ implementing regulations as amended on or prior to the Effective Time as interpreted by administering Governmental Authorities: the Hazardous Materials Transportation Act, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act, the Clean Water Act, the Safe

Drinking Water Act, the Asbestos Hazard Emergency Response Act, the Atomic Energy Act, the Toxic Substances Control Act, the Federal Insecticide, Fungicide, and Rodenticide Act, and the Clean Air Act; (ii) petroleum and petroleum products, including crude oil and any fractions thereof; (iii) natural gas, synthetic gas and any mixtures thereof; (iv) radon; (v) PCBs; and (vi) asbestos.

“HIPAA” shall have the meaning set forth in Section 3.13(d) of this Agreement.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Insurance Regulatory Consents” shall have the meaning set forth in Section 3.7 of this Agreement.

“Intellectual Property” shall mean (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof, (b) all trademarks, service marks, trade dress, logos, trade names, domain names and corporate names, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (c) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith, (d) all mask works and all applications, registrations, and renewals in connection therewith, (e) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), (f) all computer software (including data and related documentation), (g) all other proprietary rights, and (h) all copies and tangible embodiments thereof (in whatever form or medium).

“Knowledge” shall mean, with respect to (i) Company and/or its Subsidiaries, the knowledge, after due inquiry, of each person listed on Disclosure Schedule 11.2(A), including any facts or information that any such person should have known in the course of performing his or her duties in a reasonable and prudent manner and (ii) Parent, the knowledge, after due inquiry, of each person listed on Disclosure Schedule 11.2(B), including any facts or information that any such person should have known in the course of performing his or her duties in a reasonable and prudent manner.

“Liabilities” shall mean any and all liabilities and obligations, whether accrued, fixed, absolute or contingent, matured or unmatured or determined or determinable, or otherwise.

“Legal Requirement” shall mean any United States federal, state or local or any foreign law, statute, standard, ordinance, code, order, rule, regulation, resolution or promulgation, or any Governmental Order, or any license, franchise, consent, approval, permit or similar right granted under any of the foregoing, or any similar provision having the force and effect of law.

“Losses” shall mean any and all losses, damages, obligations, liabilities, claims, awards (including, without limitation, awards of punitive or treble damages or interest), assessments, amounts paid in settlement, judgments, orders, decrees, fines and penalties, costs and expenses (including, without limitation, reasonable legal costs and expenses).

“Material Adverse Effect” with respect to a party hereto shall mean an event, change, or occurrence which, individually or together with any other event, change or occurrence, (i) has or is reasonably likely to have a material adverse effect on the financial condition, results of operations, business or shareholders equity of such party, (ii) materially impairs the ability of such party to perform its obligations under this Agreement or to consummate the Merger and the other transactions contemplated by this Agreement, (iii) involves Company or a Subsidiary of Company and would be materially adverse to the interests of Parent, (iv) involves Parent or Merger Sub and will be materially adverse to the interests of Company or its shareholders, provided that “Material Adverse Effect” shall not be deemed to include the impact of (a) actions and omissions of a party taken with the prior written consent of the other in contemplation of the transactions contemplated hereby, and (b) the direct effects of compliance with this Agreement on the operating performance of the parties, including expenses incurred by the parties in consummating the transactions contemplated by this Agreement. Notwithstanding the foregoing, the term Material Adverse Effect shall not include any event, change, or occurrence to the extent attributable to changes in general economic conditions in the United States or conditions affecting the title insurance industry generally (including without limitation changes in financial or market conditions) that do not have a materially disproportionate impact on the Company and its Subsidiaries.

“Merger” shall have the meaning set forth in Section 1.1(a) of this Agreement.

“Merger Sub” shall have the meaning set forth in the preamble to this Agreement.

“Merger Consideration” means the number of whole Parent Shares, plus cash in lieu of any fractional share interest, and/or the amount of cash into which Company Shares shall be converted pursuant to the provisions of Section 2.1(b) hereof.

“Miller Agreements” shall mean the Stock Option Agreement dated June 16, 2004, between the Company and Miller Capital Corporation, the Consulting Agreement dated February 1, 2006, between the Company and Miller Capital Corporation, and the Letter of Agreement dated June 16, 2002.

“NAIC” means the National Association of Insurance Commissioners.

“NASDAQ” means the National Association of Securities Dealers, Inc.

“Non-Electing Shares” shall have the meaning set forth in Section 2.2(d)(iii) of this Agreement.

“Non-Election” shall have the meaning set forth in Section 2.2(a) of this Agreement.

“Non-Election Fraction” shall have the meaning set forth in Section 2.2(d)(iii) of this Agreement.

“NYSE” shall mean the New York Stock Exchange.

“Parent” shall have the meaning set forth in the preamble to this Agreement.

“Parent Average Price” shall mean the average of the daily closing prices of Parent Shares on the NYSE for the 15 trading days immediately preceding any given date; provided that for any trading day within such 15 day period there are no trades of Parent Shares, then the closing price on any such day shall be deemed to be the closing price on the immediately preceding day on which Parent Shares traded.

“Parent Contract” shall have the meaning set forth in Section 4.15(a) of this Agreement.

“Parent SEC Reports” shall have the meaning set forth in Section 4.5(d) of this Agreement.

“Parent Shares” shall mean the common stock, with no par value, of Parent and the Rights to Purchase Series A Junior Participating Preferred Stock attached to and traded with the shares of common stock of Parent. The value attributable to such rights, if any, is reflected in the market price of the shares of Parent common stock.

“PBGC” shall have the meaning set forth in Section 3.13(a) of this Agreement.

“Per Share Cash Consideration” shall have the meaning set forth in Section 2.1(b)(ii) of this Agreement.

“Per Share Stock Consideration” shall have the meaning set forth in Section 2.1(b)(i) of this Agreement.

“Person” shall mean any individual, corporation, partnership, limited liability company, association, trust, unincorporated entity, Governmental Authority or other legal entity.

“Proxy Statement” shall have the meaning set forth in Section 3.7 of this Agreement.

“Regulatory Authorities” shall mean, collectively, the Federal Trade Commission (the “FTC”), the United States Department of Justice (the “Justice Department”), the Bureaus of Insurance and all other federal and state regulatory agencies having jurisdiction over the parties, the NASDAQ, the NYSE, all national securities exchanges and the SEC.

“Sarbanes-Oxley Act” shall mean the Sarbanes-Oxley Act of 2002.

“SEC” shall mean the Securities and Exchange Commission.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Series A Cumulative Preferred Stock” shall have the meaning set forth in Section 3.2 of this Agreement.

“SRO” shall have the meaning set forth in Section 3.7 of this Agreement.

“Stock Election” shall have the meaning set forth in Section 2.2(a) of this Agreement.

“Subsidiary” shall mean, as the case may be, any Person of which either Merger Sub, Parent, Company (or other specified Person) shall own directly or indirectly at least a majority of the outstanding capital stock (or other equity interest) or in which either Merger Sub, Parent, Company (or other specified Person) is a general partner or joint venturer without limited liability.

“Surviving Corporation” shall have the meaning set forth in Section 1.1(a) of this Agreement.

“Termination Fee” shall have the meaning set forth in Section 10.6(b) of this Agreement.

“Third Party Intellectual Property” shall have the meaning set forth in Section 3.27(b) of this Agreement.

Section 11.3 Entire Agreement. This Agreement and the documents referred to herein contain the entire agreement among Parent, Merger Sub and Company with respect to the transactions contemplated hereunder and this Agreement supersedes all prior arrangements or understandings with respect thereto, whether written or oral. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors. Nothing in this Agreement, expressed or implied, is intended to confer upon any Person, firm, corporation or entity, other than the parties hereto and their respective successors, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

Section 11.4 Notices. All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered personally or sent by first class or registered or certified mail, postage prepaid, telegram or telex or other facsimile transmission addressed as follows:

If to Company:

Donald R. Head

Capital Title Group, Inc.

14648 North Scottsdale Road, Suite 125

Scottsdale, Arizona 85254

Facsimile: (480) 624-4201

with a copy to:

Christopher D. Johnson, Esquire

Squire, Sanders & Dempsey L.L.P.

Two Renaissance Square

40 North Central Avenue, Suite 2700

Phoenix, Arizona 85004-4498

Facsimile: (602) 253-8129

If to Merger Sub or Parent, then to:

Holly H. Wenger, Esquire

LandAmerica Financial Group, Inc.

101 Gateway Centre Parkway

Gateway One

Richmond, Virginia 23235

Facsimile: (804) 267-8827

with a copy to:

R. Brian Ball, Esquire

Williams Mullen

Two James Center

16th Floor

Richmond, Virginia 23218-1320

Facsimile: (804) 783-6507

All such notices or other communications shall be deemed to have been delivered (i) upon receipt when delivery is made by hand, (ii) on the third Business Day after deposit in the United States mail when delivery is made by first class, registered or certified mail, and (iii) upon transmission when made by telegram, telex or other facsimile transmission if evidenced by a sender transmission completed confirmation.

Section 11.5 Severability. If any term, provision, covenant or restriction contained in this Agreement is held by a court of competent jurisdiction or other competent authority to be invalid, void or unenforceable or against public or regulatory policy, the remainder of the terms, provisions, covenants and restrictions contained in this Agreement shall remain in full force and effect and in no way shall be affected, impaired or invalidated, if, but only if, pursuant to such remaining terms, provisions, covenants and restrictions the Merger may be consummated in substantially the same manner as set forth in this Agreement as of the later of the date this Agreement was executed or last amended.

Section 11.6 Costs and Expenses. Except as provided herein, expenses incurred by Company on the one hand and Parent on the other hand, in connection with or related to the authorization, preparation and execution of this Agreement, the solicitation of shareholder approval and all other matters related to the closing of the transactions contemplated hereby, including all fees and expenses of agents, representatives, counsel and accountants employed by either such party or its Affiliates, shall be borne solely and entirely by the party which has incurred same.

Section 11.7 Captions. The captions as to contents of particular articles, sections or paragraphs contained in this Agreement and the table of contents hereto are inserted only for convenience and are in no way to be construed as part of this Agreement or as a limitation on the scope of the particular articles, sections or paragraphs to which they refer.

Section 11.8 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same document with the same force and effect as though all parties had executed the same document.

Section 11.9 Persons Bound; No Assignment. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors, distributees, and assigns, but notwithstanding the foregoing, this Agreement may not be assigned by any party hereto unless the prior written consent of the other parties is first obtained (other than by Merger Sub to another Affiliate of Parent).

Section 11.10 Exhibits and Schedules. Each of the exhibits and schedules attached hereto is an integral part of this Agreement and shall be applicable as if set forth in full at the point in the Agreement where reference to it is made.

Section 11.11 Waiver. The waiver by any party of the performance of any agreement, covenant, condition or warranty contained herein shall not invalidate this Agreement, nor shall it be considered a waiver of any other agreement, covenant, condition or warranty contained in this Agreement. A waiver by any party of the time for performing any act shall not be deemed a waiver of the time for performing any other act or an act required to be performed at a later time. The exercise of any remedy provided by law, equity or otherwise and the provisions in this Agreement for any remedy shall not exclude any other remedy unless it is expressly excluded. The waiver of any provision of this Agreement must be signed by the party or parties against whom enforcement of the waiver is sought. This Agreement and any exhibit, memorandum or schedule hereto or delivered in connection herewith may be amended only by a writing signed on behalf of each party hereto.

Section 11.12 Construction of Terms. Whenever used in this Agreement, the singular number shall include the plural and the plural the singular. Pronouns of one gender shall include all genders. Accounting terms used and not otherwise defined in this Agreement have the meanings determined by, and all calculations with respect to accounting or financial matters unless otherwise provided for herein, shall be computed in accordance with generally accepted accounting principles, consistently applied. References herein to articles, sections, paragraphs, subparagraphs or the like shall refer to the corresponding articles, sections, paragraphs, subparagraphs or the like of this Agreement. The words “hereof”, “herein”, and terms of similar import shall refer to this entire Agreement. Unless the context clearly requires otherwise, the use of the terms “including”, “included”, “such as”, or terms of similar meaning, shall not be construed to imply the exclusion of any other particular elements.

Section 11.13 Subsidiaries. Unless a different meaning is expressly required, each covenant, representation or warranty of a party contained herein shall be construed to apply to such party and its Subsidiaries.

Section 11.14 Governing Law. This Agreement shall be construed in accordance with and governed by the internal laws of the State of Delaware without reference to its principles of conflicts of laws.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered, and their respective seals hereunto affixed, by their officers thereunto duly authorized, and have caused this Agreement to be dated as of the date and year first above written.

PARENT:

ATTEST:	LANDAMERICA FINANCIAL GROUP, INC.

By:
Name:
Title:

MERGER SUB:

ATTEST:	CTG ACQUISITION CORPORATION

By:
Name:
Title:

COMPANY:

ATTEST:	CAPITAL TITLE GROUP, INC.

By:
Name:
Title: